Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

DATED JULY 29, 2014,

BY AND AMONG

PDC ENERGY, INC.

AND

LR–MOUNTAINEER HOLDINGS, L.P.,

AS SELLERS,

PDC MOUNTAINEER, LLC,

AND

PDC MOUNTAINEER HOLDINGS, LLC,

AS BUYER

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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APPENDICES

Appendix A	Definitions

EXHIBITS

Exhibit 10.2(a)	Assignment of Interests
Exhibit 10.2(c)	Certificate of Non-Foreign Status
Exhibit 10.2(j)	Transition Services Agreement
Exhibit 10.2(k)	Guaranty
Exhibit A	Property Schedule
Exhibit B	Escrow Agreement
Exhibit C	Adjustment Amount Calculation
Exhibit D	Note Term Sheet

SCHEDULES

Schedule 2.1	Interests
Schedule 3.3(d)	Affiliate Payments
Schedule 3.3(j)	Certain Costs and Expenses
Schedule 4.1(d)	No Conflicts (Sellers)
Schedule 4.1(e)	Outstanding Equity
Schedule 4.2(a)	Qualifications and Organizational Documents
Schedule 4.2(d)	No Conflicts (Company)
Schedule 4.2(e)(i)	Subsidiaries
Schedule 4.2(e)(ii)	Company Equity Interests
Schedule 4.2(e)(iv)	Company Investments
Schedule 4.2(f)	Certain Company Debt
Schedule 4.2(g)	Certain Liabilities
Schedule 4.2(h)	Certain Changes
Schedule 4.2(i)	Consents and Preference Rights
Schedule 4.2(j)	Certain Actions
Schedule 4.2(k)	Non-Compliance with Laws
Schedule 4.2(l)	Material Contracts
Schedule 4.2(m)	Tax Matters
Schedule 4.2(n)	Certain Wells
Schedule 4.2(o)	Outstanding Commitments
Schedule 4.2(p)	Scheduled Imbalances
Schedule 4.2(r)	Payout Balances
Schedule 4.2(s)	Oil and Gas Properties
Schedule 4.2(t)	Material Permits
Schedule 4.2(v)	Environmental Matters
Schedule 4.2(v)(iv)	Operated Environmental Permits
Schedule 4.2(w)	Outstanding Hedges
Schedule 4.2(x)	Employee Benefit Matters
Schedule 4.2(y)	Company Business Employees

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Schedule 4.2(aa)	Affiliate Transactions
Schedule 4.2(bb)	Insurance
Schedule 4.2(cc)	Powers of Attorney; Accounts
Schedule 4.2(dd)	Intellectual Property
Schedule 4.2(ff)	Midstream Easements
Schedule 4.3(d)	No Conflicts (Buyer)
Schedule 4.3(e)	Buyer’s Actions
Schedule 7.1	Conduct of Business
Schedule 7.12	Surety Bonds
Schedule A-1	Certain Permitted Encumbrances
Schedule A-2	Knowledge Individuals

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated July 29, 2014, is by and among PDC ENERGY, INC., a Nevada corporation (“PDCE”), LR–MOUNTAINEER HOLDINGS, L.P., a Delaware limited partnership (“LRMH”) (collectively, “Sellers”), PDC MOUNTAINEER, LLC, a Delaware limited liability company (the “Company”), and PDC MOUNTAINEER HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Sellers own and hold all of the issued and outstanding limited liability company interests in the Company that are set forth in Schedule 2.1 (the “Interests”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “including” and its derivatives shall mean “including without limitation” and corresponding derivative expressions. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The term “cost” includes expense and the term “expense” includes cost. All references to “dollars” or “$” shall be deemed references to United States dollars.

(c) The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) Any event hereunder requiring the payment of cash or cash equivalents and any action to be taken hereunder on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.

(f) Each exhibit and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any exhibit or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, each Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from each Seller, effective as of 12:01 a.m. (local time) on January 1, 2014 (the “Effective Time”), the Interests set forth next to each Seller’s name on Schedule 2.1.

ARTICLE III

CONSIDERATION AND PAYMENT

3.1 Consideration. The consideration for the sale and conveyance of the Interests to Buyer is Five Hundred Million and No/100 Dollars ($500,000,000.00), as adjusted in accordance with the terms of this Agreement (the “Purchase Price”). The “Adjusted Purchase Price” shall be the Purchase Price as adjusted pursuant to Section 3.3 below. The Purchase Price will be allocated between the Sellers in the manner reflected on Schedule 2.1.

3.2 Payment. Contemporaneously with the execution of this Agreement, Buyer has deposited an amount equal to ten percent (10%) of the Purchase Price into the Escrow Account as a deposit hereunder (the “Performance Deposit”). At the Closing, Buyer shall (a) execute and deliver to the Escrow Agent written instructions directing it to immediately wire transfer the Performance Deposit (together with all interest and other amounts earned thereon) in immediately available funds to Sellers to the account or accounts specified by Sellers to Buyer on or prior to the Business Day immediately preceding the Closing Date; (b) wire transfer (i) the Adjusted Cash Amount in immediately available funds to Sellers to the account or accounts specified by Sellers to Buyer on or prior to the Business Day immediately preceding the Closing Date, (ii) the Credit Facility Amount in immediately available funds to Wells Fargo Bank to the account or accounts specified by Wells Fargo Bank to Buyer on or prior to the Business Day immediately preceding the Closing Date, (iii) the Term Loan Amount in immediately available funds to Wells Fargo Capital to the account or accounts specified by Wells Fargo Capital to Buyer on or prior to the Business Day immediately preceding the Closing Date, and (iv) the

Security Escrow Deposit, if any, in immediately available funds to the accounts specified by the Escrow Agent; and (c) execute and deliver to Sellers the Note Documents evidencing Buyer’s agreement to pay to Sellers an amount equal to the difference between (i) the Estimated Purchase Price (incorporating any changes agreed by Buyer and Sellers pursuant to Section 3.4(a)) and (ii) the Cash Amount (the “Note Amount”).

3.3 Price Adjustments. The Purchase Price will be adjusted as follows (the Purchase Price, as adjusted being the Adjusted Purchase Price):

(a) downward by the Adjustment Amount;

(b) downward by the amount of the Performance Deposit;

(c) downward by the amount of any dividend or other distribution (whether in stock or property and including any payment in redemption or as consideration for cancellation) made by the Company to any Seller in respect of the Interests after the Effective Time or to any other holder of equity interests of the Company (including Class B Units) in respect of such equity interests after the Effective Time (for the avoidance of doubt, any payments by the Company or any Subsidiary in respect of the cancellation or redemption of the Class B Units shall result in a downward adjustment to the Purchase Price);

(d) except for the payments described in Schedule 3.3(d), downward by the amount of any payment made by the Company or any Subsidiary to or on behalf of any Seller or its Affiliates (other than the Company or any Subsidiary) after the Effective Time;

(e) to the extent that Positive Imbalances and Negative Imbalances were not taken into account in the calculation of the Adjustment Amount, (i) upward by an amount equal to the absolute value of any Positive Imbalance Adjustment Amount owed to the Company by a third party and (ii) downward by an amount equal to the absolute value of any Negative Imbalance Adjustment Amount owed by the Company to a third party;

(f) except with respect to the wells listed on Schedule 4.2(n)(ii), to the extent that current obligations as of the Effective Time to plug other wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits were not taken into account in the calculation of the Adjustment Amount, downward by the amount of Liabilities attributable thereto; provided, however, that the Parties acknowledge and agree that the Purchase Price shall be reduced by $150,000 at Closing on account of the wells listed on Schedule 4.2(n)(i);

(g) downward for (i) Title Defects, if any, which are not Deferred Adjustment Claims in accordance with Section 6.2 and (ii) the exclusion of any Title Defect Properties in accordance with Section 6.5;

(h) downward for any Casualty Value in accordance with Section 7.9;

(i) downward by the amount of any Company Debt of the Company and the Subsidiaries as of the Effective Time that is not disclosed in the Financial Statements or in item (3) of Schedule 4.2(f); and

(j) downward by the amount of any cost or expense paid or incurred by the Company or any Subsidiary after the Effective Time (i) in connection with the marketing of the Company or the Assets for sale or the preparation, negotiation and execution of all documents in connection with such marketing efforts and this Agreement (other than any such costs and expenses (except for Change of Control Amounts) associated with or related to any of the Business Employees), including all fees and expenses of attorneys and other advisors to the Company or any Seller, (ii) to cure Title Defects, solely to the extent such curative actions were taken in anticipation of the sale of the Company and were not within the ordinary course of business of the Company or any Subsidiary or (iii) except as set forth on Schedule 3.3(j), to cure breaches of representations or warranties under this Agreement, solely to the extent such curative actions were taken in anticipation of the sale of the Company and the Assets and were not within the ordinary course of business of the Company or any Subsidiary.

3.4 Purchase Price Adjustment.

(a) Sellers shall prepare in good faith and deliver to Buyer not less than fifteen (15) Business Days prior to the Closing Date Sellers’ estimate of the Adjusted Purchase Price (the “Estimated Purchase Price”). The Estimated Purchase Price shall be prepared in accordance with this Agreement. If Buyer has any questions or disagreements regarding Sellers’ calculation of the Estimated Purchase Price, Buyer shall contact Sellers at least two (2) Business Days prior to the Closing Date, and in such case Sellers and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and Sellers agree on changes to any Estimated Purchase Price based on such discussions, then the Estimated Purchase Price shall be paid at Closing based on such changes. If Buyer and Sellers do not agree on changes to the Estimated Purchase Price, then the Estimated Purchase Price shall be paid at the Closing based on the amounts set forth in Sellers’ calculation of the Estimated Purchase Price. In either such case, appropriate adjustments to the Purchase Price shall be made after the Closing pursuant to Section 3.4(b) and Section 3.4(c).

(b) No later than sixty (60) days after the Closing Date (or such later date as mutually agreed by Buyer and Sellers), Sellers shall prepare and deliver to Buyer Sellers’ calculation of the Adjusted Purchase Price pursuant to Section 3.3 (the “Final Purchase Price”), together with a worksheet showing the difference, if any, between the Estimated Purchase Price and the Final Purchase Price. The Final Purchase Price shall be prepared in accordance with this Agreement. Buyer and Sellers shall promptly provide to each other all documents reasonably requested by the other to verify any of the items set forth in the Final Purchase Price calculations. Buyer shall have the right for thirty (30) days following receipt of the Final Purchase Price to object to the proposed calculation of the Final Purchase Price (other than with respect to any Title Defects or Title Benefits asserted but unresolved as of the Closing, which shall be determined exclusively in accordance with Article VI). Any objection made by Buyer shall be made in writing and shall set forth such objection in reasonable detail. Buyer shall be deemed to have waived any rights to object under this Section 3.4(b) unless Buyer furnishes its written objections to Sellers within such thirty (30) day period. If Buyer delivers an objection within such thirty (30) day period, then Buyer and Sellers shall endeavor in good faith to resolve the objections. If, at the end of a fifteen (15) day period from the date of delivery of any objection by Buyer or such longer period as may be mutually agreed by Buyer and Sellers, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the accounting firm of KPMG LLP or such other accounting firm as the Parties may mutually select (the “Closing Item Arbitrator”). Each of Sellers and Buyer agree not to engage the Closing Item Arbitrator to perform any services other than as Closing Item Arbitrator pursuant hereto until the Final Purchase Price has been finally determined pursuant to this Section 3.4(b). Each of Sellers and Buyer agrees, if reasonably requested by the Closing Item Arbitrator, to execute such engagement letter and provide such indemnity and execute such other agreements as the Closing Item Arbitrator may require as a condition to such engagement. The Closing Item Arbitrator shall determine the Final Purchase Price as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within thirty (30) days after such objections that remain in dispute are submitted to it. If any objections are submitted to the Closing Item Arbitrator for resolution, (i) each of Buyer and Sellers shall furnish to the Closing Item Arbitrator such work papers and other documents and information relating to such objections as the Closing Item Arbitrator may request and are reasonably available to that Party (or its independent public accountants or other representatives) and will be afforded the opportunity to present to the Closing Item Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Closing Item Arbitrator, (ii) the Closing Item Arbitrator shall not assign a value to any item in dispute that is greater than the greatest value for such item claimed by Sellers, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item claimed by Sellers, on the one hand, or Buyer, on the other hand, and (iii) the determination by the Closing Item Arbitrator of the Final Purchase Price, as set forth in a written notice delivered to both Buyer and Sellers by the Closing Item Arbitrator, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Buyer, on the one hand, and Sellers, on the other hand, shall each bear their own legal fees and other costs in connection with any such objection; provided, that the fees and expenses of the Closing Item Arbitrator will be paid by and apportioned between Buyer, on the one hand, and Sellers, on the other hand, based on the aggregate dollar amount of the dollar value difference in aggregate between Sellers’ and Buyer’s proposed Purchase Price adjustments and inversely related to the relative recovery as determined by the Closing Item Arbitrator of Buyer and Sellers, respectively (for example, if the aggregate dollar amount of the amount in dispute is $1,000,000 and the relative recovery Buyer and Sellers as determined by the Closing Item Arbitrator is $900,000 and $100,000, respectively, then Sellers will be apportioned 90% of the fees and expenses and Buyer will be apportioned 10% of the fees and expenses). Sellers and Buyer shall promptly, and in any event within five (5) Business Days after the final determination of the matter submitted to the Closing Item Arbitrator for resolution, pay to the Closing Item Arbitrator the amount of fees and expenses of the Closing Item Arbitrator payable by Sellers and Buyer pursuant to the preceding sentence.

(c) Adjustments. Following the final determination of the Final Purchase Price pursuant to this Section 3.4:

(i) if the Final Purchase Price as determined pursuant to this Section 3.4 is less than the Estimated Purchase Price (the amount of such shortfall, if any, the “Aggregate Consideration Deficit”), then the then outstanding principal balance of the Note shall be reduced by the amount of the Aggregate Consideration Deficit; provided, however, (i) to the extent that the Aggregate Consideration Deficit exceeds the then outstanding principal balance of the Note and a Security Escrow Deposit exists, Sellers and Buyer shall provide (within five (5) Business Days of the final determination of the Final Purchase Price) joint written instructions to the Escrow Agent directing it to disburse to Buyer from the Security Escrow Fund an amount equal to such shortfall, and (ii) if no Security Escrow Deposit exists or to the extent that the Aggregate Consideration Deficit exceeds the sum of (x) the then outstanding principal balance of the Note and (y) the amount of the Security Escrow Fund, Sellers shall pay to Buyer an amount of cash equal to such shortfall; or

(ii) if the Final Purchase Price as determined pursuant to this Section 3.4 is greater than the Estimated Purchase Price (the amount of such excess, if any, the “Aggregate Consideration Surplus”), then an amount of cash equal to such Aggregate Consideration Surplus shall be paid by Buyer to Sellers.

The amount, if any, payable as provided in clause (i) or (ii) above is referred to as the “Final Payment Amount”. Any cash amount owing by one Party to the other pursuant to this Section 3.4(c) shall be paid promptly (but in any event within five (5) Business Days of the determination of the Final Payment Amount) by Buyer or Sellers, as applicable, by wire transfer of immediately available funds, to an account or accounts designated by the applicable payee. Any reduction to the principal balance of the Note pursuant to clause (i) above shall be effective as of the date of the determination of the Final Payment Amount and shall be evidenced in writing, executed and promptly delivered by Sellers to Buyer. The Parties acknowledge and agree that no interest shall accrue or be paid on the Final Payment Amount.

(d) No Duplicative Effect. The provisions of this Section 3.4 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of the Final Purchase Price or any component of any of the foregoing, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the definitions contained in this Agreement, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the definitions contained in this Agreement shall control to the extent that the matter is expressly provided for in the definitions contained in this Agreement or otherwise expressly provided for in this Agreement, and (ii) the determination, calculation or methodology prescribed by GAAP shall otherwise control.

3.5 Security Escrow Deposit. At the Closing, notwithstanding any other provision of this Agreement to the contrary, an amount equal to the positive difference, if any, between (i) Fifty Million and No/100 Dollars ($50,000,000.00) and (ii) the Note Amount (such positive difference, if any, being hereinafter called the “Security Escrow Deposit”), shall be placed into a segregated Escrow Account by Buyer pursuant to Section 3.2. The Security Escrow Deposit, together with interest or other amounts earned thereon from and after the Closing Date, is referred to herein as the “Security Escrow Fund.” Upon the first anniversary of the Closing Date, Sellers and Buyer shall promptly (but in any event within five (5) Business Days of such first anniversary) provide joint written instructions to the Escrow Agent to disburse to Sellers any Security Escrow Fund remaining in the Escrow Account on such date in excess of any amounts subject to claims by Buyer for indemnification pursuant to Section 12.3 made prior to such date and not fully resolved as of such date (and, at such time as such a claim by Buyer for indemnification pursuant to Section 12.3 has been resolved, Sellers and Buyer shall promptly provide joint written instructions to the Escrow Agent to disburse to Sellers the portion of the Security Escrow Fund reserved for such claim and not payable to Buyer pursuant to Section 12.5(c)).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties Regarding Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization and Qualification. Such Seller is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable.

(b) Authority. Such Seller has all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and those documents listed in Section 10.2 to which such Seller is a party and to perform its obligations hereunder and thereunder pursuant to applicable Law. The execution, delivery and performance of this Agreement and those documents listed in Section 10.2 to which such Seller is a party and the transactions contemplated hereby and thereby have been or, when executed, will be duly and validly authorized by all requisite corporate or limited partnership action, as applicable, on the part of such Seller, and no other action on the part of such Seller or its owners is necessary to authorize this Agreement or those documents listed in Section 10.2 to which such Seller is a party or consummate the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement and those documents listed in Section 10.2 to which such Seller is a party have been or, when executed and delivered, will be duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute or, when executed and delivered, will constitute a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) public policy considerations with respect to the enforceability of rights of indemnification and other remedies.

(d) No Conflicts. Except as set forth on Schedule 4.1(d), neither the execution and delivery of this Agreement and those documents listed in Section 10.2 to which such Seller is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by such Seller will (i) conflict with or result in any breach of any Organizational Documents of such Seller, (ii) violate or conflict with in any material respect, or constitute a material default (or event that, with notice or lapse of time or both, would constitute a material violation, conflict or default), result in the loss of any material right to which such Seller is entitled or create in any third party any material right of acceleration, modification, termination or cancellation, under the terms, conditions or provisions of any agreement, instrument, judgment, decree or obligation to which such Seller is a party or by which it is bound, (iii) except for the terms of this Agreement, result in the creation or imposition of any Encumbrance upon the properties or assets of such Seller, (iv) require any consent from, authorization or approval or other action by, or notice to or declaration, filing or registration with any Governmental Authority or any other Person, except to comply with applicable state and federal securities Laws and except for any such consent, authorization, approval, action, notice, declaration, filing or registration the failure of which to obtain would not have a Seller Material Adverse Effect as to such Seller, or (v) materially violate or be rendered void or ineffective under any Law applicable to such Seller or by which such Seller is bound.

(e) Ownership of Interests.

(i) Such Seller is the record and beneficial owner of the Interests set forth next to its name in Schedule 2.1 and such Interests are owned by such Seller free and clear of any Encumbrances other than this Agreement, the Organization Documents of the Company and transfer restrictions imposed thereon under securities Laws. Except for the Class B Units held by certain of the Company’s employees and the Interests, there are no other interests in the Company issued or outstanding. Pursuant to the terms of the Company LLC Agreement, all of the outstanding Class B Units will be cancelled or redeemed at Closing and the Company, on and after the Closing, shall have no liability therefor.

(ii) Except as set forth on Schedule 4.1(e), there are no outstanding options, subscriptions, warrants, commitments to issue equity securities of the Company or any Subsidiary or other securities convertible into or exchangeable or exercisable for equity securities in the Company or any Subsidiary. Except as provided for in the Company LLC Agreement, there are no (1) outstanding or authorized options, subscriptions, warrants, calls, commitments, pre-emptive rights, rights of first refusal, purchase rights, conversion rights, exchange rights or other rights or securities convertible into or exchangeable or exercisable for equity securities in the Company or any Subsidiary, any other commitments or agreements providing for the issuance of additional equity interests in the Company or any Subsidiary (including any options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests in the Company or any Subsidiary) or the repurchase or redemption of equity interests in the Company or any Subsidiary, and (2) agreements of any kind which may obligate the Company or any Subsidiary to issue, purchase, redeem or otherwise acquire or cause to become outstanding any of its membership interests or other equity interests of any kind (including any options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests in the Company or any Subsidiary). None of the Interests were issued in violation of any purchase or call option, right of first offer, right of first refusal, subscription right, pre-emptive right, anti-dilutive right or any similar rights.

(f) Brokerage Fees and Commissions. Neither such Seller nor any Affiliate of such Seller has incurred any obligations or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer (or, after the Closing, the Company or the Subsidiaries) shall incur any liability.

(g) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against such Seller, being contemplated by such Seller with respect to such Seller, the Company or the Subsidiaries, or, to the Knowledge of such Seller, threatened against such Seller.

(h) Solvency. At and immediately after the Closing, and after giving effect to the Closing and the other transactions contemplated hereby, such Seller (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(i) Litigation. There is no Action pending (provided, however, that the foregoing representation and warranty, to the extent that it relates to “investigations” that constitute Actions, shall be qualified to the Knowledge of such Seller), or, to the Knowledge of such Seller, threatened against or affecting such Seller that constitutes a Seller Material Adverse Effect as to such Seller, nor is there any order, charge, ruling, writ, injunction, decree, judgment, award or determination of any Governmental Authority or arbitrator outstanding against such Seller that constitutes a Seller Material Adverse Effect as to such Seller.

4.2 Representations and Warranties Regarding the Company. Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization and Qualifications. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 4.2(a) sets forth a list of each jurisdiction in which the Company is licensed and qualified to do business. The Company has heretofore made available to Buyer true, correct and complete copies of the Organizational Documents of the Company and the Subsidiaries as currently in effect, and a correct and complete list of the documents comprising such Organizational Documents are listed on Schedule 4.2(a).

(b) Authority. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and those documents listed in Section 10.2 to which it is a party and to perform its obligations hereunder and thereunder pursuant to applicable Law. The execution, delivery and performance of this Agreement and those documents listed in Section 10.2 to which it is a party and the transactions contemplated hereby and thereby have been or, when executed, will be duly and validly authorized by all requisite limited liability company action on the part of the Company, and no other action on the part of the Company or its owners is necessary to authorize this Agreement or those documents listed in Section 10.2 to which the Company is a party or consummate the transactions contemplated hereby and thereby. The Company and the Subsidiaries have all requisite limited liability company power and authority to own, lease and otherwise hold the Assets and conduct its business in the manner presently conducted.

(c) Enforceability. This Agreement and those documents listed in Section 10.2 to which the Company is a party have been or will be duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute or, when duly executed and delivered, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) public policy considerations with respect to the enforceability of rights of indemnification and other remedies.

(d) No Conflicts. Except as set forth on Schedule 4.2(d), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Sellers and the Company will (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company or the Subsidiaries, (ii) violate or conflict with in any material respect, or constitute a material default (or event that, with notice or lapse of time or both, would constitute a material violation, conflict or default), result in the loss of any material right to which the Company is or the Subsidiaries are entitled, or create in any third party any material right of acceleration, modification, termination or cancellation, under the terms, conditions or provisions of any agreement, instrument, judgment, decree or obligation to which the Company is or the Subsidiaries are a party or by which any of the Assets are bound, (iii) except for the terms of this Agreement, result in the creation or imposition of any Encumbrance upon the Assets, or (iv) materially violate or be rendered void or ineffective under any Law applicable to the Company or the Subsidiaries or by which the Company is or the Subsidiaries are bound.

(e) Subsidiaries.

(i) Except as set forth on Schedule 4.2(e)(i), neither the Company nor any Subsidiary owns, either directly or indirectly, any equity interests in any Person.

(ii) The Company owns all of the issued and outstanding equity interests in each of the Subsidiaries, and the amount and type of each such equity interests held by the Company are set forth on Schedule 4.2(e)(ii). None of the issued and outstanding equity interests of the Subsidiaries were issued in violation of any purchase or call option, right of first offer, right of first refusal, subscription right, pre-emptive right, anti-dilutive right or any similar rights.

(iii) All issued and outstanding equity interests in the Subsidiaries held by the Company are free and clear of all Encumbrances (other than this Agreement, restrictions on transfer pursuant to applicable securities Laws and the respective Organizational Documents of the Subsidiaries).

(iv) Except as set forth on Schedule 4.2(e)(iv), neither the Company nor the Subsidiaries owns, directly or indirectly, any equity interest in or has any other investment in or outstanding loans to any Person other than to the Company or a Subsidiary. Except for the Organizational Documents of the Company and the Subsidiaries, there are no agreements, voting trusts, proxies or other agreements or understandings to which any Seller, the Company or any Subsidiary is a party or by which it is bound with respect to the transfer or voting of any equity interests of the Subsidiaries.

(v) There are no (i) outstanding bonds, debentures, notes, or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of equity interests of the Company or any Subsidiary may vote or (ii) except for this Agreement and the Company LLC Agreement, contracts, agreements, or understandings to purchase or redeem any of the issued and outstanding equity interests of the Company or any Subsidiary. Except as provided for in the Company LLC Agreement, the issued and outstanding equity interests of the Company and the Subsidiaries are not subject to preemptive or anti-dilutive rights created by statute, the applicable Organizational Documents or any agreement to which the Company or any Subsidiary is a party or bound. Except as provided for in the Company LLC Agreement, there are no outstanding or authorized equity interest appreciation, phantom equity interest, profit participation, or similar rights with respect to the Company or any Subsidiary.

(f) Financial Statements. Sellers have previously delivered to Buyer true and complete copies of the (i) audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2013, and the related audited consolidated statements of income, members’ equity and cash flows of the Company and the Subsidiaries as of December 31, 2013, and (ii) unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2014 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, members’ equity and cash flows of the Company and the Subsidiaries as of and for the three-month period ending on the Balance Sheet Date (collectively, together with the notes thereto, the “Financial Statements”). Other than as set forth in items (1) and (2) of Schedule 4.2(f), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the respective periods indicated and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the respective periods indicated. Other than as set forth in item (3) of Schedule 4.2(f), none of the Company or its Subsidiaries has any Company Debt (other than (i) the Credit Facility and the Term Loan, none of which shall, so long as Buyer complies with its obligations set forth in Section 3.2, be outstanding and all obligations thereunder shall be released, at the Closing, and (ii) other Company Debt disclosed in the Financial Statements).

(g) Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP except for (i) Liabilities which are adequately reflected in or reserved against in the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date or on Schedule 4.2(g), and (ii) Liabilities which have been incurred in the ordinary course of business since the Balance Sheet Date.

(h) Absence of Certain Changes.

(i) Since the Effective Time, the Company and the Subsidiaries have conducted Business only in the ordinary course of business consistent with past practices in all material respects; and

(ii) Except as set forth in Schedule 4.2(h), since the Effective Time, there has not been:

(1) any damage, destruction or other casualty loss, whether or not covered by insurance, with respect to the Assets in excess of $500,000 in the aggregate (the foregoing representation in this clause (1) to the Knowledge of the Company with respect to the Non-Operated Assets);

(2) any event that would have a Material Adverse Effect;

(3) any termination or departure of any salaried Business Employee earning in excess of $100,000;

(4) creation by the Company or the Subsidiaries of a new Benefit Plan, or any material increase or modification by the Company or the Subsidiaries in, or termination by the Company or the Subsidiaries of, any Benefit Plan, except as required to keep such plans in compliance with applicable Laws (including the Code or ERISA);

(5) any employment, consulting, severance or indemnification agreement or an agreement entered into by the Company or the Subsidiaries with respect to a retention bonus in each case with any of the Company Business Employees;

(6) any material alteration in the accounting principles or practices used by the Company or the Subsidiaries with respect to the books, accounts or records of the Company or the Subsidiaries;

(7) any material write-off of receivables or assets by the Company or the Subsidiaries;

(8) any material capital investment by the Company or the Subsidiaries in, or material loan of money to, any Person, except advances to employees for business expenses in the ordinary course of business, or the guarantee by the Company or the Subsidiaries of any indebtedness for borrowed money of any other Person;

(9) any commencement or settlement of any material litigation, arbitration, or administrative proceeding by the Company or the Subsidiaries; and

(10) any commitment by the Company or the Subsidiaries to do any of the foregoing.

(i) Consents, Preference Rights and Transfer Requirements. Except as set forth on Schedule 4.2(i), no consent, approval or authorization of, notice to or declaration, filing or registration with, any Person is required for or in connection with the execution and delivery of this Agreement by the Company or in connection with the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices, declarations, filings or registrations that are customarily obtained or made following the closing in transactions of this nature. Except for the Preference Rights set forth on Schedule 4.2(i), no Preference Rights shall be triggered in connection with the transactions contemplated by this Agreement.

(j) Actions. Except as set forth on Schedule 4.2(j), (i) there are no Actions pending against the Company, the Subsidiaries or either Seller, with respect to the Company or the Subsidiaries (provided, however, that the foregoing representation and warranty, to the extent that it relates to “investigations” that constitute Actions, shall be qualified to the Knowledge of the Company), or, to the Knowledge of the Company, threatened against the Company, the Subsidiaries or either Seller, with respect to the Company or the Subsidiaries, that would reasonably be expected to result in a loss to the Company or the Subsidiaries in excess of $100,000, individually, or $1,000,000, in the aggregate; and (ii) there is no order, injunction or unsatisfied judgment from any Governmental Authority pending against the Company or the Subsidiaries.

(k) Compliance With Laws. Except with respect to (i) matters set forth on Schedule 4.2(j) and Schedule 4.2(k), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.2(m)), (iii) matters concerning Permits (as to which certain representations and warranties are made pursuant to Section 4.2(t)) and (iv) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.2(v)), (1) each of the Company and the Subsidiaries (including all of their respective operations, practices, properties and assets, whether owned or leased) is in compliance in all material respects with all applicable Laws, and (2) to the Knowledge of the Company, since January 1, 2013, none of the Company or the Subsidiaries has been cited, fined or otherwise notified in writing by any Governmental Authority of any failure by the Company or the Subsidiaries to comply in all material respects with applicable Laws.

(l) Material Contracts. Schedule 4.2(l) sets forth a list of all Material Contracts; provided, however, that the failure to list any contract or agreement of the nature described in (f), (g), and (h) in the definition of “Material Contracts” in Appendix A that constitutes a Permitted Encumbrance shall not constitute a breach of this representation and warranty. The Company has provided Buyer access to a complete and correct copy of each Material Contract (as amended to date), except as to the contracts and agreements of the nature described in (f), (g), and (h) in the definition of “Material Contracts” in Appendix A. Except as set forth on Schedule 4.2(l), and excluding the contracts and agreements of the nature described in (f), (g), and (h) in the definition of “Material Contracts” in Appendix A, neither the Company nor the Subsidiaries is in material breach of, or material default under, and to the Knowledge of the Company, no other Person is in material breach of, or material default under, any Material Contract, and there does not exist under any provision thereof, to the Knowledge of the Company, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by any Person or would permit termination, material modification or acceleration of any material obligations of the Company or the Subsidiaries under such Material Contract. Except as set forth in Schedule 4.2(l), and excluding the contracts and agreements of the nature described in (f), (g), and (h) in the definition of “Material Contracts” in Appendix A, each Material Contract (i) with respect to the Company and the Subsidiaries and (ii) to the Knowledge

of the Company, with respect to the other parties to such Material Contract, is legal, valid, binding, enforceable and in full force and effect, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) public policy considerations with respect to the enforceability of rights of indemnification and other remedies.

(m) Taxes. Except as set forth on Schedule 4.2(m), (i) the Company and the Subsidiaries have duly and timely filed (including extensions) all income and other material Tax Returns required to be filed by it under Law and all such Tax Returns were accurate and complete in all material respects, (ii) all income and other material Taxes owed by or with respect to the Company and the Subsidiaries which are or have become due have been timely paid, (iii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or the Subsidiaries, (iv) none of such material Tax Returns of or with respect to the Company or the Subsidiaries is currently under audit or examination by any Tax Authority and no such audit or examination has been asserted, proposed or threatened in writing that has been received by the Company, (v) neither the Company nor any Subsidiary (1) is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes or could impose liability on the Company or any Subsidiary for the Taxes of another Person, or (2) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local law, or as a transferee or successor, or by contract or otherwise, (vi) for U.S. federal income Tax purposes (and applicable state Tax purposes), the Company is, and has been since formation, classified as a partnership, and each of the Subsidiaries is, and has been since formation, disregarded as an entity separate from the Company, (vii) all Tax withholding and deposit requirements imposed on the Company have been satisfied in full, (viii) there are no liens (other than Permitted Encumbrances) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (ix) all of the property of the Company or a Subsidiary that is subject to property Tax has been properly reported and described to the appropriate taxing jurisdiction for all relevant periods prior to Closing and, to the Knowledge of the Company, no portion of the Company’s or a Subsidiary’s property constitutes omitted property for property Tax purposes, (x) neither the Company nor any Subsidiary has been a party to a “reportable transaction”, as such term is defined in Treasury Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), and (xi) Schedule 4.2(m) lists any arrangement entered into by the Company or any Subsidiary that is treated as a partnership for U.S. federal income Tax purposes under Section 761 of the Code (or similar state or local law) and any such tax partnerships have in effect a valid election under Section 754 of the Code.

(n) Wells. Except as set forth on Schedule 4.2(n):

(i) There is no well included in the Assets with respect to which the Company or any Subsidiary is in violation of Law on the date of this Agreement for failing to timely plug and abandon;

(ii) There is no well included in the Assets with respect to which the Company or any Subsidiary has received an order from any Governmental Authority requiring that such well be plugged and abandoned that has not been plugged or abandoned;

(iii) There is no well included in the Assets that formerly produced but that is currently shut in or temporarily abandoned;

(iv) There is no well included in the Operated Assets and, to the Knowledge of the Company, there is no well included in the Non-Operated Assets, that is subject to penalties on production allowables after the Closing Date that are imposed by the State of West Virginia or the Commonwealth of Pennsylvania because of overproduction;

(v) There is no well included in the Assets that has been plugged and abandoned other than in compliance in all material respects with Law; or

(vi) At the time that it was drilled, the physical location of each well included in the Assets that was drilled by the Company or any Subsidiary complied with all setback and spacing requirements (if any) that existed and were in effect at the time such well was drilled.

(o) Proposed Operations or Expenditures. Except as set forth on Schedule 4.2(o), as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Assets which are binding on the Company, any Subsidiary or the Assets and which Sellers reasonably anticipate will require the expenditure of money in excess of $100,000 per item (net to the Company’s or any Subsidiary’s, as applicable, interest).

(p) Imbalances. Schedule 4.2(p) sets forth all Positive Imbalances and Negative Imbalances.

(q) Production Sales Contracts. Neither the Company nor the Subsidiaries are having deliveries of gas from any Asset subject to a firm production sales contract curtailed substantially below such property’s delivery capacity.

(r) Payout Balances. Schedule 4.2(r) sets forth the Company’s good faith determination of the status of any “payout” balance, as of the dates shown therein, for each well included in the Assets that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(s) Oil and Gas Properties. Except as set forth on Schedule 4.2(s):

(i) All valid calls for payment that have been made under any operating agreement to which the Assets are subject that are due and owing by the Company or any of the Subsidiaries have been made by the Company or any of the Subsidiaries in all material respects other than those delinquent payments that are contested by the Company and the Subsidiaries in good faith in the normal course of business. All royalty and overriding royalty payments due and owing by the Company or any of the Subsidiaries with respect to the Operated Assets and, to the Knowledge of the Company, with respect to the Non-Operated Assets, have been and are being made (timely, and before the same became delinquent) in all material respects other than those delinquent payments that are contested in good faith in the normal course of business or are held in suspense.

(ii) Except with respect to imbalances, neither the Company or any of the Subsidiaries has entered into any prepayment arrangement, “take or pay” arrangement, production payment or any other similar arrangement, to deliver hydrocarbons produced from the Assets at some future time without receipt of payment therefor and, to the Knowledge of the Company, no other Person has entered into any such arrangement.

(iii) No operations are being conducted or have been conducted with respect to the Assets as to which the Company, any of the Subsidiaries, or any third party has elected to be a non-consenting party under the terms of the applicable operating agreement and which could result in the Company or any of the Subsidiaries having a lesser Net Revenue Interest or a greater Working Interest in a Property Subdivision than the Net Revenue Interest or Working Interest specified therefor in Part II of the Property Schedule.

(iv) All proceeds from the sale of hydrocarbons produced from the Assets are being received by the Company and/or the applicable Subsidiary, as applicable, in a timely manner and are not being held in suspense.

(t) Permits. Schedule 4.2(t) contains a complete and correct list of all material Permits of the Company and the Subsidiaries that have been issued by the State of West Virginia or the Commonwealth of Pennsylvania as of the date of this Agreement. Each of the material Permits listed on Schedule 4.2(t) is validly existing and, to the Knowledge of the Company, as of June 1, 2014, each of the wells drilled pursuant to each such material Permit is in compliance in all material respects with all laws, rules and regulations associated with each such applicable material Permit. With respect to each material Permit listed on Schedule 4.2(t), except as set forth in Schedule 4.2(t), neither the Company or any Subsidiary has received any written notice from any Governmental Authority of any violation, modification or revocation of such material Permit that remains uncured.

(u) Special Warranty. Either the Company or a Subsidiary has Defensible Title from and against the lawful claims of any Person asserted by, through or under the Company and its Subsidiaries, but not otherwise, on account of actions taken by the Company or its Subsidiaries from and after (i) October 29, 2009, with respect to the

Property Subdivisions described in Part II(A)(1) and Part II(B)(1) of the Property Schedule, and (ii) October 3, 2011, with respect to the Property Subdivisions described in Part II(A)(2) and Part II(B)(2) of the Property Schedule.

(v) Environmental. Except as set forth on Schedule 4.2(v):

(i) The Assets, the Company and the Subsidiaries are in, and since the Effective Time, have been in, compliance with the requirements of all Environmental Laws in all material respects;

(ii) None of the Assets is the subject of any Remediation or enforcement action regarding any actual or alleged presence or release of Hazardous Materials that could reasonably be expected to give rise to material liability under Environmental Laws;

(iii) Neither the Company nor any Subsidiary has received written notice of an Action under any Environmental Law pending or threatened against the Company or a Subsidiary that remains unresolved;

(iv) All material Permits required by Environmental Laws with respect to the ownership or operation of the Operated Assets have been properly obtained and are in full force and effect and are set forth on Schedule 4.2(v)(iv) and, to the Knowledge of the Company, all material Permits required by Environmental Laws with respect to the ownership or operation of the Non-Operated Assets have been properly obtained and are in full force and effect (collectively, the “Environmental Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or material modification of any of the Environmental Permits, and the Operated Assets are and, to the Knowledge of the Company, the Non-Operated Assets are, in material compliance with the Environmental Permits applicable to them; and

(v) To the Knowledge of the Company, the Company and the Subsidiaries have made available to Buyer copies of reports, studies, and site assessments in their possession reflecting the Environmental Condition of the Assets.

Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties made or given by each Seller in this Agreement with respect to environmental matters or compliance with Environmental Laws are solely and exclusively set forth in this Section 4.2(v), and all other representations and warranties made or given by each Seller in this Agreement shall not be construed to include environmental matters or compliance with Environmental Laws.

(w) Hedging. Except as set forth on Schedule 4.2(w), neither the Assets, the Company nor any Subsidiary is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement.

(x) Employee Benefit Plans. Schedule 4.2(x) contains a list of each and every Benefit Plan that covers any Business Employee or his or her dependents. Except as disclosed on Schedule 4.2(x), with respect to current and former Company Business Employees, all accrued obligations of the Company or the Subsidiaries, whether arising by operation of law, by contract or by past custom, for compensation, including, but not limited to, bonuses and accrued vacation, for Taxes and other obligations to any Governmental Authority payable by the Company or the Subsidiaries in connection with such compensation, and for contributions and payments by the Company with respect to any PDCE Plan, have timely been paid. Except as disclosed on Schedule 4.2(x), neither the Company nor any Subsidiary has, at any time during the past six years, served as the plan sponsor or plan administrator (as defined in Section 3(16) of ERISA) with respect to any Benefit Plan. There does not exist any circumstance that could, upon consummation of the transactions contemplated by this Agreement, result in liability to Buyer or any of its Affiliates for any Taxes or other liabilities relating to any Benefit Plan, including any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, and (iii) under Sections 412 and 4971 of the Code. Other than legally required continuation coverage under COBRA, except as disclosed on Schedule 4.2(x), the Company, Sellers or any of their respective Affiliates have not made any commitment to provide any current or former Company Business Employees any medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for periods extending beyond their retirements or other terminations of service.

(y) Employees and Labor Relations.

(i) Schedule 4.2(y) contains a list (the “Company Business Employee List”) of all Company Business Employees. Prior to the date of this Agreement, the Company has furnished Buyer a separate schedule that includes, for each Company Business Employee, the Company Business Employee’s (i) current job title and work location, (ii) date of hire, (iii) base salary or hourly rate of compensation, and (iv) prior year’s actual and current year’s target bonus and incentive compensation. Such schedule also specifies, for each Company Business Employee, whether the Company Business Employee is on Leave and in the case of a Company Business Employee on Leave, the current expected return-to-work date if known by Sellers. Sellers shall promptly update such schedule from time to time prior to the Closing to ensure its continuing accuracy. To the Knowledge of the Company, no Company Business Employee is bound by any agreement that purports to limit the ability of such individual to engage in or to continue to perform any conduct, activity, duties or practice relating to the Business. As of the date of this Agreement, to the Knowledge of the Company, no Company Business Employee or group of employees has provided the Company written notice of any current plans to terminate employment with any of the Company or any Subsidiary.

(ii) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor agreement (within the definition of

Section 201 of the Labor Management Relations Act, 29 U.S.C. § 185) applicable to any of the Company Business Employees. No organized work stoppage, labor strike, labor dispute or slowdown against the Company or any Subsidiary has been experienced by the Company or any Subsidiary during the past two (2) years, is pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary. To the Knowledge of the Company, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Company or any Subsidiary. None of the Company or any Subsidiary has received written notice of any unfair labor practice in the past two (2) years and no such complaints are pending against the Company or any Subsidiary before the National Labor Relations Board or other similar Governmental Authority.

(z) Brokerage Fees and Commissions. Neither the Company nor any Subsidiary has incurred any obligation or entered into any agreement for any investment banking, intermediary, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer (or, after the Closing, the Company or any Subsidiary) shall incur any liability.

(aa) Transactions with Certain Affiliates and Employees. Except as set forth in Schedule 4.2(aa), no officer, manager, director or Affiliate of each Seller, the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees of the Company or any Subsidiary, has a business relationship or arrangement with or is a party to any contract or transaction with the Company or any Subsidiary (other than for services as employees, officers, managers and directors, as applicable) (an “Affiliate Transaction”), including any such relationship, arrangement, contract or transaction providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person. Except as disclosed in Schedule 4.2(aa), no material assets, tangible or intangible (including contracts and Permits), of any officer, manager, director or Affiliate of each Seller, the Company or any Subsidiary are used in the business of the Company or the Subsidiaries.

(bb) Insurance. Schedule 4.2(bb) sets forth a summary of all material insurance policies carried by PDCE that currently insure the operations of the Company and the Subsidiaries. All such insurance policies are in full force and effect and all related premiums due and payable with respect thereto have been paid.

(cc) Powers of Attorney; Accounts. Schedule 4.2(cc) sets forth a true and complete list of: (i) the names and addresses of all Persons holding powers of attorney on behalf of the Company or any Subsidiary; and (ii) the names and locations of all banks and other financial institutions in which the Company or any Subsidiary has accounts, deposits or safe deposit boxes, the applicable account names and numbers for any such bank account and the names of all persons authorized to draw on each such account or have access to such accounts, deposits or safe deposit boxes.

(dd) Intellectual Property. Schedule 4.2(dd) lists all material Intellectual Property owned by the Company and the Subsidiaries. None of the Company or the Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect and none of the Company or the Subsidiaries has received any written notice of which the Company has Knowledge asserting that the conduct of the Business materially infringes upon or materially violates any Intellectual Property of any Person.

(ee) Books and Records. All books, records, and files of the Company and the Subsidiaries have been maintained in the ordinary course of business and not in bad faith. The Company has provided Buyer access to a complete and correct copy of all board minutes, consents and resolutions of the Company and its Subsidiaries (except for attachments thereto that are referenced therein) from and after October 26, 2009, or, in the case of Seneca-Upshur Petroleum, LLC, October 3, 2011.

(ff) Midstream Assets.

(i) Schedule 4.2(ff) contains a list of Easements held in connection with the midstream Assets of the Company and the Subsidiaries including, without limitation, all such Assets associated with gathering, processing, dehydration, compression, transportation and/or handling of hydrocarbons (the “Company Midstream Assets”). The Company and the Subsidiaries hold Easements necessary for it to use and operate the Company Midstream Assets in the manner that such Company Midstream Assets are currently being used and operated in its business, and each Easement listed on Schedule 4.2(ff) is valid and free and clear of all encumbrances, except as set forth on Schedule 4.2(ff) and for Permitted Encumbrances. Each of the Company and the Subsidiaries conducts its business in a manner that does not violate in any material respect any of such Easements and the Company and the Subsidiaries have fulfilled and performed all of their respective material obligations with respect to such Easements. None of the Company or the Subsidiaries have received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice, or the passage of time, or both, would allow the revocation or termination of any such Easement or that would result in any material impairment to the rights of the Company or the Subsidiaries in and to such Easement.

(ii) No material part of the Company Midstream Assets is located on lands that are not subject to an Easement or other surface right held by the Company or the Subsidiaries permitting the location of such Company Midstream Assets on the lands covered by such Easement or surface right.

(gg) Pipelines. None of the Company Midstream Assets are subject to regulation by, or are under the jurisdiction of, the Federal Energy Regulatory Commission.

(hh) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of the Company, threatened against the Company or the Subsidiaries.

(ii) Patriot Act, FCPA and OFAC. Each of the Company and the Subsidiaries is in compliance, in all material respects, with (i) the USA PATRIOT Act, Pub. L. 107-56 (October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (March 9, 2006) (the “USA PATRIOT Act”), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (iii) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. The Company, no Subsidiary nor, any director, officer or employee of the Company or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or a person on the list of “Specially Designated Nationals and Blocked Persons.”

4.3 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

(a) Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted.

(b) Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and those documents listed in Section 10.3 to which Buyer is a party and to perform its obligations hereunder and thereunder pursuant to applicable Law. The execution, delivery and performance of this Agreement and those documents listed in Section 10.3 to which Buyer is a party and the transactions contemplated hereby and thereby have been, or, when executed and delivered, will be duly and validly authorized by all requisite limited liability company action on the part of Buyer, and no other action on the part of Buyer or its owners is necessary to authorize this Agreement or those documents listed in Section 10.3 to which Buyer is a party or to consummate the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement and those documents listed in Section 10.3 to which Buyer is a party have been or, when executed and delivered, will be duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute or, when executed and delivered, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) public policy considerations with respect to the enforceability of rights of indemnification and other remedies.

(d) No Conflicts. Except as set forth on Schedule 4.3(d), neither the execution and delivery of this Agreement and those documents listed in Section 10.3 to which Buyer is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer will (i) conflict with or result in any breach of any provision of any Organizational Documents of Buyer, (ii) violate or conflict with in any material respect, or constitute a material default (or event that, with notice or lapse of time or both, would constitute a material violation, conflict or default), result in the loss of any material right to which Buyer is entitled or create in any third party any material right of acceleration, modification, termination or cancellation, under the terms, conditions or provisions of any agreement, instrument, judgment, decree or obligation to which Buyer is a party or by which it is bound, (iii) result in creation or imposition of any Encumbrance upon the properties or assets of Buyer, (iv) require any consent from, authorization or approval or other action by, or notice to or declaration, filing or registration with any Governmental Authority or any other Person, except any such consent, authorization, approval, action, notice, declaration, filing or registration the failure of which to obtain or comply would not have a Buyer Material Adverse Effect, or (v) materially violate or be rendered void or ineffective under any Law applicable to Buyer or by which Buyer is bound.

(e) Actions. Except as set forth on Schedule 4.3(e), (i) there are no Actions pending against Buyer (provided, however, that the foregoing representation and warranty, to the extent that it relates to “investigations” that constitute Actions, shall be qualified to the Knowledge of Buyer), or, to the knowledge of Buyer, threatened against Buyer, and (ii) there is no order, charge, ruling, writ, injunction, decree, judgment, award or determination of any Governmental Authority or arbitrator or outstanding against Buyer other than Actions, orders, charges, rulings, writs, injunctions, decrees, judgments, awards, and determinations which would not have a Buyer Material Adverse Effect.

(f) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Sellers shall incur any liability.

(g) Funds. Buyer has, or at Closing will have, sufficient cash (in United States dollars) to enable Buyer to consummate the transactions contemplated hereby, to satisfy all of its obligations hereunder and to pay all related fees and expenses of Buyer.

(h) Investment Representation. Buyer is purchasing the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Interests in violation of any federal or state securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer acknowledges that the Interests have not been registered under applicable federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

(i) Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of companies owning oil and gas properties, midstream properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on and shall rely solely on its own independent investigation and evaluation of the Assets, the Interests and the Business and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any Seller.

(j) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer.

ARTICLE V

INVESTIGATION OF ASSETS; CONFIDENTIALITY

5.1 Investigation of Assets. Promptly following the execution of this Agreement and until the Closing (or earlier termination of this Agreement), Sellers (i) shall permit Buyer and its representatives during business hours to examine, in the Company’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and similar documents relating to the Assets (including the contracts and agreements of the nature described in (f), (g), and (h) in the definition of “Material Contracts” in Appendix A) insofar as the same are in Sellers’, the Company’s or any Subsidiary’s possession and insofar as Sellers may do so without (a) violating legal constraints or any legal obligation or (b) waiving any attorney/client privilege (such materials collectively referred to as the “Title Materials”) and (ii), subject to any required consent of any third Person, shall permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Sellers’ representatives, reasonable inspections of the Assets, provided that the Company and each Seller shall use commercially reasonable efforts to obtain such required consents (provided that neither the Company nor either Seller shall be required to pay any consideration therefor); provided, however, that Buyer shall not conduct any Phase II environmental testing or other invasive surface or subsurface testing without Sellers’ prior written consent, which consent shall not be unreasonably withheld; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and, except for Covered Liabilities that result from discovery of conditions or defects that already existed with respect to the Assets prior to or at the time of such investigations, Buyer does hereby indemnify and hold harmless the Seller Indemnified Persons from and against any and all Covered Liabilities to the extent arising from Buyer’s inspection of the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PERSON AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON.

5.2 Confidential Information. Buyer agrees to maintain all information made available to it pursuant to Section 5.1 confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to Section 5.1 confidential, all as provided in that certain Confidentiality Agreement dated effective January 14, 2014 (the “Confidentiality Agreement”), by and between the Company and Mountaineer Keystone LLC, the terms of which are incorporated herein by reference and made a part of this Agreement. Notwithstanding anything herein to the contrary or the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prevent Buyer or any of its Affiliates from disclosing any information, including Financing Required Information, (a) to any Financing Party in connection with any Financing provided such Financing Party agrees to comply with confidentiality obligations that are materially similar to those set forth in the Confidentiality Agreement that are applicable to Representatives (as such term is defined in the Confidentiality Agreement), (b) in an offering circular, prospectus, bank marketing materials or book or private placement memorandum in connection with any Financing to any Financing Party, (c) for the purposes of establishing a “due diligence” defense in connection with any Financing to any Financing Party, or (d) with the Sellers’ prior written consent (not to be unreasonably withheld).

5.3 Electronic Information. Promptly following the execution of this Agreement, Seller will use commercially reasonable efforts to deliver electronic files of the Title Materials to assist Buyer in the Title Examination Period.

ARTICLE VI

TITLE ADJUSTMENTS

6.1 No Warranty or Representation. Without limiting Buyer’s right to adjust the Purchase Price by operation of Section 6.2 and Section 6.5, and subject to certain representations and warranties made by Sellers in Section 4.2(u) and Section 4.2(ff), Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s or any Subsidiary’s title to any of the Assets and Buyer hereby acknowledges and agrees that, except as provided above, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures set forth in this Article VI, which remedies shall cease, and be deemed to be finally and conclusively satisfied or waived, in all respects, upon the Closing. Furthermore, except for the representations and warranties contained in this Agreement, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, pricing assumptions, potential for production of oil, gas or other hydrocarbons from the Subject Interests or any other matters contained in or related to the Reserve Report or any other material furnished to Buyer by the Company, the Subsidiaries, Sellers or by any of their respective agents or representatives).

6.2 Buyer’s Title Review.

(a) Buyer’s Assertion of Title Defects. During the period commencing on the execution of this Agreement and terminating on September 12, 2014 (the “Title Examination Period”), Buyer shall notify Sellers in writing of any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VI. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Sellers on or before the expiration of the Title Examination Period. To be effective, Buyer’s written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto and the reasonable computations and information upon which (in Buyer’s reasonable judgment) Buyer’s claim is based, and (iii) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of such asserted Title Defect. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Sellers written notice of any Title Defect which Buyer determines exists no later than the end of the calendar week in which Buyer determines the existence of same, which notice may be preliminary in nature and supplemented prior to the end of the Title Examination Period; provided, however, that the failure to inform Sellers of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect in accordance with the terms of this Article VI. Buyer shall also promptly furnish Sellers with written notice of any Seller Title Credit which is discovered by any of Buyer’s employees or representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.

(b) Purchase Price Allocations. A portion of the Purchase Price has been allocated by Buyer to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in Part II of the Property Schedule. If any adjustment is made to the Purchase Price pursuant to this Section 6.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property Subdivision in Part II of the Property Schedule.

(c) Sellers’ Opportunity to Cure. Sellers shall have thirty (30) days after the expiration of the Title Examination Period, at their cost and expense, if they so elect but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer or cured within such time shall be deemed “Permitted Encumbrances” hereunder. If within such time frame Sellers fail to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive the same on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property.”

(d) Buyer’s Title Adjustments. Subject to Sections 6.5 and 6.6, and as otherwise provided in this Agreement on account of a breach by Sellers of the representation and warranty set forth in Section 4.2(u), as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties exceeds an amount equal to (x) three percent (3%) of the Purchase Price (the “Defect Deductible”) plus (y) the aggregate amount of Seller Title Credits with respect to all Property Subdivisions to the extent the sum of such Seller Title Credits exceeds three percent (3%) of the Purchase Price. Notwithstanding the foregoing, if (a) the Title Defect Amount determined pursuant to this Section 6.2(d) with respect to a Title Defect Property described in (i) Part II(A) of the Property Schedule is $100,000 or less or (ii) Part II(B) of the Property Schedule is $50,000 or less, or (b) the amount of a Seller Title Credit determined pursuant to Section 6.4 described in (i) Part II(A) of the Property Schedule is $100,000 or less or (ii) Part II(B) of the Property Schedule is $50,000 or less, then the Title Defect Amount with respect to such Title Defect Property or the amount of such Seller Title Credit, as applicable, shall be deemed to be zero. As used herein, the term “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:

(i) If the Title Defect results from the Company or any Subsidiary, as applicable, having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II of the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Part II of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II of the Property Schedule.

(ii) If the Title Defect results from the Company or any Subsidiary, as applicable, having a greater Working Interest in a Title Defect Property set forth in Part II(A) of the Property Schedule than the Working Interest specified therefor in Part II(A) of the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in the Company’s or any Subsidiary’s, as applicable, Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in the Company’s or any Subsidiary’s, as applicable, Working Interest in such a Property Subdivision has the effect of proportionately increasing the Company’s or any Subsidiary’s, as applicable, Net Revenue Interest therein.

(iii) If the Title Defect results from the Company or any Subsidiary, as applicable, having a fewer number of Net Acres in a Title Defect Property set forth in Part II(B) of the Property Schedule than the number of Net Acres specified therefor in Part II(B) of the Property Schedule, the Title Defect Amount shall be the product of the portion of the Purchase Price allocated to such Title

Defect Property set forth in Part II(B) of the Property Schedule, multiplied by a fraction, (A) the numerator of which is an amount equal to the remainder of (1) the Net Acres for such portion of the Title Defect Property set forth in Part II(B) of the Property Schedule minus (2) the Net Acres for such Title Defect Property owned by the Company or any Subsidiary, as applicable, and (B) the denominator of which is the Net Acres for such the portion of the Title Defect Property set forth in Part II(B) of the Property Schedule.

(iv) If the Title Defect results from the existence of a lien, mortgage, security interest or pledge in or of such Title Defect Property, then the Title Defect Amount for such Title Defect Property shall be the amount required to discharge such lien, mortgage, security interest or pledge, but only if such amount is undisputed.

(v) If the Title Defect results from the existence of such Title Defect Property containing a (1) consent to assign in favor of a third party that is not obtained and that, by the express terms of the contract containing such consent, results in the termination of the Company’s or any Subsidiary’s, as applicable, rights to and interests in such Title Defect Property, or (2) Preference Right that is triggered in connection with the transactions contemplated by this Agreement and is exercised by the holder of such Preference Right, then, in each case, the Title Defect Amount for such Title Defect Property shall be an amount equal to the portion of the Purchase Price allocated (or deemed allocated pursuant to Section 6.2(d)(ix)) to such Title Defect Property in Part II of the Property Schedule.

(vi) If the Title Defect results from any matter not described in paragraphs (i), (ii), (iii), (iv), or (v) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Part II of the Property Schedule to such Title Defect Property); provided, however, if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect.

(vii) If a Title Defect does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(viii) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien (if such amount is undisputed) or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.

(ix) If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision. In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

(x) The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Purchase Price allocated to such Title Defect Property or such portion thereof calculated in accordance with paragraph (ix) above. For example, but without limitation, if the Company or any Subsidiary, as applicable, does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

The Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Sellers or determined not to constitute a Title Defect pursuant to Section 6.6 below. For the avoidance of doubt, if Seller elects to exclude a Title Defect Property from the transactions contemplated hereby pursuant to the remedy set forth in Section 6.5, then, after such election, the Title Defect Amount related to such excluded Title Defect Property (x) will not be counted towards the Defect Deductible and (y) will be counted for purposes of Section 9.1(f) and Section 9.2(f).

6.3 Determination of Title Defects. A portion of a Property Subdivision shall be deemed to have a “Title Defect” if neither the Company nor any Subsidiary has Defensible Title thereto as of the Effective Time (or, with respect to any Property Subdivision that was acquired by the Company or any Subsidiary after the Effective Time, as of such date of acquisition) and as of the Closing Date. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Encumbrances and shall not be asserted as, and shall not constitute Title Defects: (a) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (b) defects arising out of lack of survey, (c) defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (d) defects that have been cured by possession under the applicable statutes of limitations or prescription, (e) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for four (4) years or more, (f) defects based solely on the existence of prior oil and gas leases relating to the Subject Interests that are expired and no longer in force and legal effect but not surrendered of record, (g) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor (unless such lessor is in default in such mortgage or a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Subject Interests affected thereby), (h) defects based solely on lack of information in Sellers’, the Company’s or any Subsidiary’s files or references to documents if such documents are not in Sellers’, the Company’s or any Subsidiary’s files, (i) defects arising out of pooling elections or non-consent elections made by the Company or any of the Subsidiaries occurring on or after the date of this Agreement (but not arising out of any elections in violation of any provision in this Agreement), (j) defects arising from breaks in the chain of title prior to January 1, 1990 relating to assignments of oil and gas interests, unless Buyer provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (k) other defects in the chain of title prior to January 1, 1960, unless Buyer provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, and (l) defects arising out of the fact that any oil and gas lease included in the Assets does not allow for pooling or unitization.

6.4 Seller Title Credit. A “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) the Company or any Subsidiary, as applicable, having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule, (b) with respect to each Property Subdivision described in Part II(A) of the Property Schedule, the Company or any Subsidiary, as applicable, having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II(A) of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II(A) of the Property Schedule or (c) with respect to each Property Subdivision described in Part II(B) of the Property Schedule, the Company or any Subsidiary, as applicable, having a greater number of Net Acres than the number of Net Acres specified therefor in Part II(B) of the Property Schedule. The amount of Seller Title Credits shall be determined as follows:

(i) If the Seller Title Credit results from the Company or any Subsidiary, as applicable, having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II of the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in Part II of the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II of the Property Schedule.

(ii) If the Seller Title Credit results from the Company or any Subsidiary, as applicable, having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II(A) of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II(A) of the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in the Company’s or any Subsidiary’s, as applicable, Working Interest; provided, however, no Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in such a Property Subdivision has the effect of proportionately decreasing the Company’s or any Subsidiary’s, as applicable, Net Revenue Interest therein.

(iii) With respect to either (i) a lease comprising a Property Subdivision that was acquired by the Company prior to January 1, 2014, or (ii) a lease comprising a Property Subdivision that was obtained by the Company due to a swap or exchange transaction with a transaction with a third party whether prior to, on or after January 1, 2014, if the Title Defect results from Buyer having greater number of Net Acres in a Property Subdivision than the number of Net Acres specified therefor in Part II(B) of the Property Schedule, the Seller Title Credit shall be the product of the portion of the Purchase Price allocated to such Property Subdivision in Part II(B) of the Property Schedule, multiplied by a fraction, (A) the numerator of which is an amount equal to the remainder of (1) the Net Acres for such Title Defect Property owned by the Company or any Subsidiary, as applicable, minus (2) the Net Acres for such Property Subdivision set forth in Part II(B) of the Property Schedule, and (B) the denominator of which is the Net Acres for such Property Subdivision set forth in Part II(B) of the Property Schedule. For the avoidance of doubt, this Section 6.4(iii) shall not apply to a lease comprising a Property Subdivision that was acquired by the Company pursuant to a leasing transaction on or after January 1, 2014.

(iv) In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (vii) and (ix) of Section 6.2(d) shall be applied, mutatis mutandis.

Furthermore, a Seller Title Credit shall also be deemed to exist if the Company or any Subsidiary owns undeveloped Net Acres derived from an oil and gas lease that is not included in Part II(B) of the Property Schedule. The amount of any such Seller Title Credit shall be calculated by multiplying (1) the number of Net Acres owned by the Company or any Subsidiary in such oil and gas lease by (2) the Net Acre Price assigned in Part II(B) of the Property Schedule to Net Acres that are closest by geographic proximity to the Net Acres that are the subject of such Seller Title Credit.

6.5 Exclusion of Title Defect Properties. If (i) Sellers dispute in good faith the existence of a Title Defect asserted by Buyer or the Title Defect Amount attributable thereto, (ii) Sellers deliver to Buyer a written summary of such dispute at least seven (7) days prior to the Closing Date, and (iii) such dispute is not resolved in writing by Sellers and Buyer prior to the third Business Day prior to the Closing Date, Sellers shall have the right to cause the Property Subdivision(s) affected by such asserted Title Defect (together with a pro rata share of all incidental rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto) to be transferred by the Company or any Subsidiary, as applicable, to a Person designated by Sellers so long as the Purchase Price is reduced by the portion of the Purchase Price allocated (or deemed allocated pursuant to Section 6.2(d)(ix)) to such Property Subdivision(s) in Part II of the Property Schedule; provided, however, that no such right in favor of Sellers shall exist if, prior to the Business Day immediately preceding the Closing Date, Buyer shall agree in writing to the position taken by Sellers with respect to such asserted Title Defect and/or Title Defect Amount, as applicable.

6.6 Deferred Claims and Disputes. In the event that Buyer and Sellers have not agreed upon one or more adjustments, credits or offsets claimed by Buyer or Sellers pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 6.6 and, except as provided in Sections 9.1(f) and 9.2(f), shall not prevent or delay Closing. With respect to each potential Deferred Adjustment Claim, Buyer and Sellers shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of, and except as provided in Sections 9.1(f) and 9.2(f), no effect shall be given to the Deferred Adjustment Claim. On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Sellers and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date shall be submitted to final and binding arbitration in accordance with Section 14.11; provided, however, that Sellers may elect at any time to resolve any or all disputes relating to one or more Deferred Adjustment Claims by the payment to Buyer (in the manner set forth below for the payment by Sellers to Buyer of any amount determined by the arbitration panel to be owed to Buyer on account of Deferred Adjustment Claim(s)) of the amount by which the Purchase Price would have been reduced at Closing on account of the Title Defect(s) which constitute such Deferred Adjustment Claim(s) if same did not constitute Deferred Adjustment Claim(s). Notwithstanding anything herein provided to the contrary, including Section 6.2(c), Sellers shall be entitled to cure any Title Defect which constitutes a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the arbitration panel is made in accordance with Section 14.11. Upon the arbitration panel making a determination, or Buyer and Sellers agreeing after Closing, that the Purchase Price should be reduced pursuant to the terms of this Article VI on account of the Deferred Adjustment Claims, then, within five (5) Business Days of such determination or agreement, Sellers shall pay to Buyer the amount of such reduction (the “Deferred Adjustment Claims Amount”) in the following manner: (i) if the Note has not been paid in full, the then outstanding principal balance of the Note shall be reduced by the Deferred Adjustment Claims Amount; (ii) if the Note has been paid in full or to the extent the

Deferred Adjustment Claims Amount exceeds the then outstanding principal balance of the Note and a Security Escrow Deposit exists, Sellers and Buyer shall provide joint written instructions to the Escrow Agent directing it to disburse to Buyer from the Security Escrow Fund an amount equal to the portion of the Deferred Adjustment Claims Amount that has not been funded by the reduction of the then outstanding principal balance of the Note; and (iii) any portion of the Deferred Adjustment Claims Amount that is not paid to Buyer in the manner provided in clauses (i) and (ii) above shall be paid by Sellers to Buyer in cash. Any reduction to the principal balance of the Note pursuant to clause (i) above shall be effective as of the date of the determination or agreement as to the Deferred Adjustment Claims Amount and shall be evidenced in writing executed and promptly delivered by Sellers to Buyer.

6.7 No Duplication. Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of either Seller set forth in Section 4.1 or Section 4.2, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE VII

COVENANTS OF SELLERS AND BUYER

7.1 Conduct of Business Pending Closing. Subject to Section 7.2, from the date hereof through the Closing (or the earlier termination of this Agreement), except as disclosed on Schedule 7.1, as required by Law, as contemplated by this Agreement, or as otherwise consented to or approved by Buyer in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Sellers and the Company covenant and agree that:

(a) Sales. Neither Seller shall sell, transfer, assign, convey or otherwise dispose of any of its Interests, the Company shall not sell, transfer, assign, convey or otherwise dispose of any of the equity interests of the Subsidiaries and, subject to the terms of applicable operating agreements, none of the Sellers, the Company or the Subsidiaries shall sell, transfer, assign, convey or otherwise dispose of any of the Assets, other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business consistent with past practices and (ii) obsolete machinery and equipment in the ordinary course of business consistent with past practices and other personal property or equipment which has been replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance and operation of the Assets.

(b) Liens. Neither Seller shall mortgage, lease or grant an Encumbrance on its Interests, the Company shall not mortgage, lease or grant an Encumbrance on the equity interests of the Subsidiaries and none of the Sellers, the Company or the Subsidiaries shall mortgage, lease, pledge or grant an Encumbrance on any of the Assets, other than, in the case of the Assets, in the ordinary course of business consistent with past practices.

(c) Operation of Assets. None of the Sellers, the Company or the Subsidiaries shall commit to participate in the drilling of any new well or other new operations on the Assets the cost of which (net to the Company’s or any Subsidiary’s, as applicable, interest) is in excess of $500,000 in any single instance, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Sellers or (y) one-half (1/2) of the applicable notice period within which the Company or any Subsidiary, as applicable (however, in no event shall such response period from Buyer be less than five (5) days), is contractually obligated to respond to third parties to avoid a deemed election by the Company or any Subsidiary, as applicable, regarding such operation, as specified in Sellers’ notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to the Company’s or the Subsidiary’s, as applicable, participation in such well or other operation.

(d) Conduct of Business. Sellers and the Company shall, and shall cause the Subsidiaries, as applicable, to operate the Assets in the ordinary course of business consistent with past practices and Sellers shall not permit the Company to, and the Company shall not, and shall not permit the Subsidiaries to:

(i) amend or propose to amend its Organizational Documents;

(ii) (1) issue, pledge, dispose of or sell or agree to issue, pledge, dispose of or sell any limited liability company interests or any options, warrants or rights of any kind to acquire limited liability company interests or other securities or equity equivalents; or (2) amend or propose to amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

(iii) (1) reclassify or permit the conversion of its limited liability company interests or outstanding equity; (2) purchase, redeem or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(iv) (1) create, incur, guarantee, endorse or assume any indebtedness for borrowed money for any other Person or otherwise become liable or responsible for the obligations of any other Person; or (2) make any loans, advances, or capital contributions to, or investments in, any other Person;

(v) make any acquisition of any assets or businesses or expenditures for fixed assets other than acquisitions of assets and expenditures in the ordinary course of business consistent with past practices;

(vi) redeem, purchase, acquire, or offer to purchase or acquire any shares of capital stock or any options, warrants, or rights to acquire any capital stock or any security convertible into or exchangeable for capital stock;

(vii) effect or become a party to any transaction to acquire (by merger, consolidation, reorganization, recapitalization, equity exchange or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(viii) adopt or become plan sponsor or administrator (as such term is defined in Section 3(16) of ERISA) of any Benefit Plan;

(ix) enter into any settlement of any pending or threatened Action that will (1) result in the payment of money damages by the Company or any Subsidiary of more than $150,000, in the aggregate; (2) impose an injunction or similar equitable relief upon the Company or any Subsidiary; or (3) cancel, terminate, relinquish, waive or release any material right under any Material Contract or any other material right of the Company;

(x) make any distribution of cash or other assets to Sellers or other holders of equity interests of the Company;

(xi) to the extent that it will have the effect of increasing the Tax liability of the Company or any Subsidiary with respect to any Tax period (or portion thereof) beginning after the Effective Time, make any settlement of or compromise any material Tax liability, change any material Tax election or Tax method of accounting or make any new material Tax election or adopt any new material Tax method of accounting, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xii) (1) other than in the ordinary course of business and which is not materially adverse to the Company or any Subsidiary, terminate or materially amend any Permit existing on the date of this Agreement; or (2) terminate or materially amend any Material Contract existing on the date of this Agreement, except for those contracts listed on Schedule 3.3(d) (which will be terminated effective as of the Closing);

(xiii) enter into any contract that would constitute a Material Contract, other than Material Contracts entered into in the ordinary course of business and which could not reasonably be expected to result in aggregate payments or receipts by the Company or a Subsidiary of more than $500,000 during the current or any subsequent calendar year;

(xiv) except as required by any Benefit Plan or to maintain intended Tax status or consequences, (A) increase or agree to increase the compensation payable or to become payable to any of its officers or directors; (B) grant any severance or termination pay to any officer or director; (C) enter into any collective bargaining agreement; or (D) establish, adopt, enter into, materially amend or terminate any Benefit Plan;

(xv) enter into any new business segment or activity outside the scope of the Business as it is conducted on the date of this Agreement;

(xvi) do anything (other than file bona fide claims) that would make an insurance policy void or voidable, and otherwise keep in full force and effect present insurance policies or other comparable insurance coverage consistent with past practice;

(xvii) enter into any Affiliate Transaction, or materially amend or modify any Affiliate Transaction;

(xviii) make any change in accounting principles, methods or policies (except as may be required to comply with applicable Laws or changes in GAAP);

(xix) other than pursuant to the contracts described in Schedule 3.3(d) (and not in excess of the amounts contemplated by item (1)(b) of such Schedule and the amounts budgeted therein with respect to item (1)(c) of such Schedule), pay, or obligate itself to pay, any management or other fees to any Affiliate;

(xx) transfer, assign, license, abandon or otherwise dispose of any Intellectual Property owned by the Company;

(xxi) make any capital expenditures in excess of $500,000 individually or in the aggregate other than set forth in Schedule 7.1;

(xxii) grant or create any Preference Right with respect to the Assets;

(xxiii) intentionally fail to comply in all material respects with all applicable Laws; or

(xxiv) commit to do any of the foregoing actions.

(e) Notifications. Sellers and the Company shall give prompt written notice to Buyer:

(i) as soon as is reasonably practicable (but within ten (10) Business Days) of any written notice received or given by the Company or any Subsidiary with respect to (A) any alleged material breach by the Company or any Subsidiary of any Material Contract, (B) any action to materially alter, terminate, rescind or procure a judicial reformation of any Material Contract or (C) any new pending or threatened (of which the Company has Knowledge) material Action against the Company or any Subsidiary with respect to any portion of the Assets;

(ii) of (A) any material damage or casualty to or destruction or condemnation of any of the Assets of which the Company has Knowledge and (B) any written claim by any Governmental Authority of which the Company has Knowledge asserting any material violation of Law that relates to the Assets; and

(iii) without in any way affecting Sellers’ rights under Section 7.8, of (A) the occurrence, or failure to occur, of any event of which, to the Knowledge of the Company, causes or would be reasonably likely to cause the condition in Section 9.2(a) to fail to be satisfied and (B) the failure of Sellers to comply with or satisfy in any material respect any covenant or agreement to be complied with by them hereunder prior to Closing. Without in any way affecting Sellers’ rights under Section 7.8, no such notification shall affect the representations or warranties of Sellers hereunder, the conditions to the respective obligations of the Parties hereunder, or Buyer’s rights under Article XII.

Notwithstanding the requirements of this Section 7.1, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of Sellers, the Company or the Subsidiaries.

7.2 Qualifications on Conduct. Sellers, the Company and the Subsidiaries, as applicable, may take (or not take or adhere to, as the case may be) any of the actions or restrictions mentioned in Section 7.1 above if reasonably necessary under emergency circumstances provided Buyer is notified as soon thereafter as practicable.

7.3 Goodwill and Business Relationships. Sellers, the Company, and all of the Subsidiaries shall use commercially reasonable efforts to (i) preserve intact the goodwill of the Business of the Company and (ii) preserve intact business relationships with suppliers, customers, contractors and others having business relationships with the Company and the Subsidiaries.

7.4 Public Announcements. Until Closing, without the prior written approval of Buyer (in the case of announcements by a Seller) or Sellers (in the case of announcements by Buyer), which approval shall not be unreasonably withheld or delayed, no Party will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to the existence of this Agreement, the contents hereof or the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Person to be required by Law or any national securities exchange, in which case the Person or Persons will use its or their, as the case may be, commercially reasonable efforts to provide advance notice to the other Party prior to any release or statement. Upon Closing, the Confidentiality Agreement shall terminate.

7.5 Further Assurances.

(a) Subject to the terms of this Agreement, and without need for further consideration, Sellers, the Company, and Buyer agree that, from time to time, whether at or after the Closing Date, they will execute and deliver or cause their respective Affiliates to execute and deliver such other documents, agreements and writings, do all things reasonably necessary, proper or advisable under applicable Laws and take such other action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other Party and making all necessary filings with Governmental Authorities. If, at any time after the Closing Date, any further commercially reasonable actions are necessary to carry out the purposes of this Agreement, Sellers and Buyer will use commercially reasonable efforts to take those reasonably necessary actions and cause their respective Affiliates to take those reasonably necessary actions, including but not limited to executing and delivering such further agreements, conveyances, assignments, certificates, instruments and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the foregoing actions.

(b) Sellers and the Company shall use commercially reasonable efforts consistent with industry practice to attempt to obtain all of the consents to assign and waivers of Preference Rights that are listed on Schedule 4.2(i).

7.6 Removal. Following the Closing, neither Buyer, the Company nor any Subsidiary shall have any right to use the name or mark of either Seller or any of their respective Affiliates (or any variation or derivative thereof) or the logos relating thereto and, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Buyer shall remove the name and mark of each Seller and any of their respective Affiliates and any variations and derivatives thereof and logos relating thereto from the Assets. Furthermore, as soon as practicable following the Closing, but in no event later than thirty (30) days after Closing, Buyer shall, and shall cause the Company and the applicable Subsidiaries to, change the name of the Company and each of the Subsidiaries whose name includes “PDC” to a name that does not include “PDC” or comprise any colorable imitations thereof. Because damages would be an inadequate remedy, the Parties agree that Sellers shall be entitled to seek specific performance and injunctive relief as remedies for any breach by Buyer of this Section 7.6.

7.7 Books and Records.

(a) Within ten (10) Business Days after the Closing Date, Sellers shall furnish to Buyer any or all of the books, records, contracts, agreements and files relating to the Business, the Company and the Subsidiaries on or before the Closing Date (collectively, “Records”); provided, however, Seller may retain copies of the Records. Sellers shall maintain the confidentiality of such Records and not disclose them to any Person or use them for any purpose, except to the extent required by Law, court order, subpoena or request of information from a Governmental Authority or to the extent reasonably necessary for Tax reporting and defending against Actions against Sellers or any claim for which any Seller may have any Liability.

(b) Buyer shall preserve and maintain a copy of all Records in Buyer’s possession for a period of not less than five (5) years after the Closing Date. After such five (5) year period, before Buyer shall dispose of any Records, Buyer shall give Sellers at least ninety (90) days’ prior notice to such effect, and Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such Records as Sellers may select. After the Closing, Buyer shall provide to Sellers and their respective representatives, at no cost or expense to Sellers, reasonable access to the Records as remain in Buyer’s possession and full access to the properties and employees of Buyer, the Company and the Subsidiaries in connection with matters relating to the Business on or before the Closing Date and any disputes relating in any way to this Agreement or the transactions evidenced hereby.

7.8 Amendment of Schedules. Buyer agrees that, with respect to (but only with respect to) the representations and warranties of each Seller and the Company contained in this Agreement, each Seller and the Company shall have the continuing right until the Closing to add new schedules to such representations and warranties and to supplement or amend all schedules to such representations and warranties that exist as of the date of this Agreement with respect to, in each case, any matter hereafter arising which, if existing on the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement to avoid any such representation and warranty not being true and correct as of the Closing Date (even though, the existence of such matter as of the Closing Date but for such addition, supplement or amendment, results in the breach of any such representation and warranty). For the avoidance of doubt, no matter may be included in any such new schedule, supplement or amendment which existed prior to the date of this Agreement, whether known or unknown, except for any matter that existed prior to the date of this Agreement that relates to any portion of any representation or warranty that is qualified to the Knowledge of any Seller or the Company if any Seller or the Company, as applicable, (i) did not have Knowledge of such matter as of the date of this Agreement and (ii) gains Knowledge of such matter prior to the Closing. Solely for purposes of determining whether the conditions set forth in Section 9.2(a) have been fulfilled, the schedules to the representations and warranties contained in Section 4.1 and Section 4.2 shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

7.9 Casualty.

(a) If any Casualty Loss occurs from and after the date hereof through and including the date immediately preceding the Closing Date causing a loss or reduction in value exceeding $5,000,000, the Purchase Price will be reduced by an amount equal to the value of such Casualty Loss, less any insurance proceeds payable on account of such Casualty Loss (the “Casualty Value”), in which case Sellers shall at the Closing (a) assign to Buyer Sellers’ right to receive all insurance proceeds or payments owed to Sellers by reason of such destruction, less any reasonable costs and expenses incurred by Sellers in collecting same, and (b) pay to Buyer all insurance proceeds or payments theretofore paid to Sellers by reason of such destruction or damage and not used or applied by Sellers, the Company, or the Subsidiaries prior to the Closing Date to repair, restore or replace such destroyed or damaged Assets, less any reasonable costs and expenses incurred by Sellers in collecting same.

(b) The Casualty Value shall be determined before the Closing by Sellers and Buyer in good faith, or if Sellers and Buyer are unable to agree on such amount, in accordance with Section 14.11. The determination of Casualty Value shall be determined based on and giving due consideration of, and shall not exceed, the allocated value of the Property Subdivisions to which such Casualty Value relates as set forth in Part II of the Property Schedule.

7.10 Government Reviews. From the date of this Agreement until the Closing, subject to the terms and conditions of this Agreement, Sellers, the Company, and Buyer shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be promptly made (and, in the case of filings required to be made pursuant to the HSR Act, not later than fifteen (15) Business Days following the date of this Agreement) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings. In furtherance and not in limitation of the foregoing, Sellers, the Company, and Buyer shall, to the extent permissible by Law, (a) reasonably cooperate with the other Party and furnish to the other Party all non-confidential information in such Party’s possession that is necessary in connection with such other Party’s filings, (b) use commercially reasonable efforts to cause the early termination or the expiration of the applicable waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (c) promptly inform the other Party of any significant communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (d) consult and reasonably cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings, and (e) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials; provided, however, that the foregoing shall not require any Party or its Affiliates to divest any assets, modify its business or incur material Liabilities. If a Party intends to participate in any face-to-face meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate face-to-face in, such meeting.

7.11 Employee Matters.

(a) On or before the Closing, Sellers shall take all actions, if any, necessary to cause the Company and the Subsidiaries to cease to be adopting or participating employers, as applicable, with respect to all PDCE Plans.

(b) PDCE shall take such actions as are necessary so that all PDCE Business Employees are available for meetings with Buyer or any of its Affiliates within five (5) Business Days following the date of this Agreement. No later than ten (10) Business Days before the Closing Date, Buyer or an Affiliate of Buyer shall offer employment to any such PDCE Business Employees as Buyer may determine in its sole discretion. Each such offer of employment shall be (i) contingent upon the occurrence of the Closing, (ii) contingent upon the PDCE Business Employee’s satisfaction of Buyer’s or its Affiliate’s drug testing and background check hiring criteria, and (iii) held open for not less than five (5) Business Days after the offer is made. PDCE will cooperate with Buyer in encouraging the PDCE Business Employees to accept any offers of employment made by Buyer or its Affiliate(s) pursuant to this Section 7.11(b). PDCE Business Employees who accept the offers of employment made pursuant to this Section 7.11(b) shall be collectively referred to as “Transferred Employees.” At the time of Closing, PDCE shall terminate the employment by PDCE of all Transferred Employees (other than those who are on Leave), and such Transferred Employees shall become employees of Buyer or its Affiliate(s) on the day immediately following the Closing Date. In the case of a Transferred Employee who is an Inactive Employee, the Inactive Employee will become an employee of Buyer or its Affiliate, if at all, on or as of the date such Inactive Employee returns to active employment, provided that the Inactive Employee returns to active employment within the time required under the original terms and conditions applicable to the Leave, and within 180 days after Closing, subject to any applicable legal requirement. Buyer shall promptly inform PDCE in writing of the identity of each Transferred Employee. Buyer shall indemnify PDCE and its Affiliates with respect to all Covered Liabilities relating to or arising out of the breach by Buyer of any Law in connection with Buyer’s selection and offer process relating to PDCE Business Employees. Other than with respect to Covered Liabilities referenced in the prior sentence and liabilities of the Company or any of the Subsidiaries with respect to (i) personal injury or death occurring on or after the Effective Time and (ii) amounts that are owed by the Company or any of the Subsidiaries with respect to the period prior to the Closing for hourly wages or base salary earned and unpaid through the Closing or for reimburseable business expenses which have not through the Closing been reimbursed that are properly invoiced within thirty (30) days of the Closing, all other liabilities of the Company or its Subsidiaries with respect to any PDCE Business Employees who are not Transferred Employees shall be deemed to be “Seller Retained Liabilities” under this Agreement.

(c) Other than employees of the Company and its Subsidiaries with respect to which Buyer has at least ten (10) Business Days before the Closing Date delivered a written notice to Sellers setting forth those employees which Buyer has determined in its sole discretion to continue with the Company and its Subsidiaries, as applicable, on and after the Closing, the Company and its Subsidiaries shall terminate each of its employees at the Closing effective as of the Closing. All liabilities of the Company or the Subsidiaries (other than liabilities of the Company or any of the Subsidiaries with respect to (i) personal injury or death occurring on or after the Effective Time and (ii) amounts that are owed by the Company or any of the Subsidiaries prior to the Closing but not due and payable by the Company or any of the Subsidiaries until after the Closing for hourly wages or base salary earned and unpaid through the Closing or for reimburseable business expenses which have not through the Closing been reimbursed) with respect to any such terminated employees shall be deemed to be “Seller Retained Liabilities” under this Agreement.

(d) The Parties acknowledge and agree that all provisions contained in this Section 7.11 with respect to employees and employee benefits are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including current or former Transferred Employees, or (ii) to continued employment with Buyer or any of Buyer’s Affiliates.

7.12 Surety Bonds. On or before three (3) days following the Closing Date, Buyer will obtain Sellers’ and any of their respective Affiliates’ release from any surety bonds of the Company and any Subsidiary set forth in Schedule 7.12. From and after the Closing, Buyer shall, and shall cause the Company and the Subsidiaries to, indemnify the Seller Indemnified Persons from and against, and shall hold each of them harmless from, any and all Covered Liabilities incurred or suffered by the Seller Indemnified Persons pursuant to or arising out of such surety bonds. Neither Sellers nor their Affiliates shall have any obligation to keep such surety bonds in effect after three (3) days following the Closing Date.

7.13 Permits. Buyer shall provide all notices and otherwise take all actions reasonably required to transfer or reissue any Permits (including Environmental Permits) that are required on or after the Closing Date to be transferred or reissued as a result of or in furtherance of the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

7.14 Insurance. Sellers agree to maintain all policies of insurance carried by PDCE that insure the Company, the Subsidiaries, the Business and the Assets (the “PDCE Policies”) in full force and effect until Closing. All coverage and benefits under the PDCE Policies and any other insurance policies of Sellers or their Affiliates (subject to the terms thereof) relating to the Company, the Subsidiaries, the Business or the Assets shall cease at the Closing. On and after the Closing Date, Buyer shall obtain and maintain any and all insurance coverage and protection relating to the Company, the Subsidiaries, the Business and the Assets.

7.15 Director and Officer Insurance. Effective as of the Closing Date, Buyer shall purchase, or cause to be purchased, a single tail insurance policy covering each Person currently covered by the Company’s or any of its Subsidiaries’ “directors and officers” insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date, for a period of five (5) years from the Closing Date. Buyer’s agreement in this Section 7.15 is limited, however, to a maximum premium equal to one-hundred fifty percent (150%) of the current premium for such tail insurance policy.

7.16 Financing. Prior to Closing, Sellers and the Company shall use reasonable best efforts to provide, and to cause their Affiliates and each of their respective officers, employees, reserve engineers and advisors and other representatives to provide, all cooperation reasonably requested by Buyer in connection with the Financing, including (i) subject to Section 5.2, providing to Buyer and any Financing Parties any financial and other information relating to Sellers as it relates to the Company, the Company, the Interests or the Assets that is customary for a bank information memoranda or other offering documents (including all information reasonably required to prepare financial statements of the type required by and in compliance with Regulation S-X promulgated under the Securities Act and Regulation S-K promulgated under the Exchange Act) and any other related material reasonably necessary for the completion of the Financing by the Financing Parties, including information regarding the business, operations and financial projections (including budgets) of the Company, the Interests and the Assets that is customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties (such information shall be referred to as the “Financing Required Information”); (ii) assisting with updating any of the Financing Required Information, if required; (iii) participating and causing senior management of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings) with any Financing Parties; (iv) in connection with any bank financing, providing customary authorization letters to the Financing Parties, if requested; (v) subject to Section 5.2, cooperating reasonably with the Financing Parties’ due diligence (including providing existing title information and title opinions), to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Company or its Subsidiaries; (vi) assisting in the coordination of lien releases on the Interests to facilitate the pledging of collateral under any Financing provided by the Financing Parties; (vii) assisting in obtaining the consent of accountants and any reserve engineers to the use of their reports in any documents, marketing information or other materials related to the Financing; (viii) assisting in the amendment or novation of any of the Company’s or its Subsidiaries’ derivative transactions, in each case, on terms that are requested by and acceptable to the Buyer in connection with the Financing; provided that no obligation of the Company or any Subsidiary under any such amendments or novations shall be effective until Closing; and (ix) subject to Section 5.2, providing all documentation and other information about Sellers as it relates to the Company, the Company, the Interests and the Assets as is reasonably requested by the Financing Parties relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Sellers hereby consent to the reasonable use of the Company’s logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company. Notwithstanding the foregoing, Buyer shall be responsible for the payment of all reasonable out-of-pocket costs and expenses incurred in connection with the satisfaction of the covenants and agreements set forth in this Section 7.16.

7.17 Release. Effective as of the Closing, (i) each Seller, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries) and its respective heirs, estate, executors, administrators, successors and assigns, hereby unconditionally and irrevocably releases and waives any claims that such Seller or any of its Affiliates (other than the Company and its Subsidiaries) has or may in the future have, in its capacity as an equity holder, member, director, officer or similar capacity, against the Company, the Subsidiaries, or any of their respective directors, officers, employees or equity holders, in each case arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any agreement entered into pursuant hereto.

7.18 Exclusivity. Between the date of this Agreement and the Closing or earlier termination of this Agreement, neither Sellers nor the Company shall, and shall not permit any of their respective directors, officers, employees, agents, investment bankers or other representatives to, take, or cause or permit any Person to take, any of the following actions with any Person other than Buyer, any of its Affiliates or any of its or their representatives: (a) solicit, initiate, or participate in, directly or indirectly, any negotiations, discussions or inquiries with, or encourage the submission of any proposal or offer from, any Person relating to the acquisition of all or substantially all of the Interests (or any other equity interests of the Company) or the Assets (including any acquisition structured as a merger, consolidation, or share exchange) (each of the foregoing, a “Restricted Transaction”); (b) disclose, in connection with a possible Restricted Transaction, any nonpublic information not customarily disclosed to any Person other than Buyer, any of its Affiliates or any of its or their representatives concerning the Business of the Company or properties or afford to any Person other than Buyer, any of its Affiliates or any of its or their representatives access to the Company’s properties, books, or records, except as required by applicable Law, court order, subpoena, or request for information from a Governmental Authority; (c) enter into any agreement relating to a Restricted Transaction; or (d) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction.

7.19 Notifications. Buyer shall give prompt written notice to Sellers of (i) the occurrence, or failure to occur, of any event which, to the knowledge of Buyer, causes or would be reasonably likely to cause the condition in Section 9.1(a) to fail to be satisfied and (ii) the failure of Buyer to comply with or satisfy in any material respect any covenant or agreement to be complied with by it hereunder prior to Closing. No such notification shall affect the representations or warranties of Buyer hereunder, the conditions to the respective obligations of the Parties hereunder, or Sellers’ rights under Article XII.

ARTICLE VIII

TAX MATTERS

8.1 Tax Treatment. Sellers and Buyer intend that the transactions contemplated by this Agreement be treated for U.S. federal income Tax purposes as (i) a sale of the Interests by the Sellers and (ii) a purchase by Buyer of the Assets (subject to the liabilities of the Company and the Subsidiaries) pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. Except as required by Law, none of the Parties shall take any position for U.S. federal income Tax purposes (and state and local Tax purposes to the extent applicable) that is inconsistent with such treatment (the “Intended Tax Treatment”). As a result of the Intended Tax Treatment, the Parties agree that the Company’s classification for U.S. federal income Tax purposes will change from a partnership to being disregarded as an entity separate from Buyer, with the result that the Company’s Tax year for U.S. federal (and applicable state) income Tax purposes will end on the Closing Date.

8.2 Final 1065. Sellers, at their sole cost and expense, shall have the sole and exclusive authority to prepare or cause to be prepared on behalf of the Company its Form 1065, U.S. Return of Partnership Income, for the Tax year that includes and ends on the Closing Date, including the issuance of a Schedule K-1, Partner’s Share of Income, Deductions, Credits, etc., to each Person who was a partner for U.S. federal income tax purposes of the Company during such Tax year. Upon delivery of a copy of such Form 1065 to Buyer, Buyer shall cause the Company to execute and file such Form 1065 with the Internal Revenue Service.

8.3 Tax Liability.

(a) All Asset Taxes shall be prorated between Buyer and Sellers as of the Effective Time for all Taxable periods that include the Effective Time. All Asset Taxes attributable to periods, including partial periods, prior to the Effective Time are the obligation of, and shall be borne by, Sellers. All Asset Taxes attributable to periods, including partial periods, from and after the Effective Time shall be borne by Buyer. In determining the amount of Asset Taxes that are allocable between Buyer and Sellers pursuant to this Section 8.3, (i) Asset Taxes that are attributable to severance or production shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(b) Except to the extent taken into account as an adjustment to the Purchase Price, if Buyer pays any Asset Taxes allocated to Sellers pursuant to this Section 8.3, Sellers shall reimburse Buyer for the amount of such Asset Taxes within 30 days after written demand therefor.

8.4 Tax Allocation. On or prior to Closing, Buyer and Sellers shall agree on an allocation of the Purchase Price, as adjusted hereunder, among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”) consistent with Part II of the Property Schedule. Buyer and Sellers shall confer and cooperate on any revisions to the Allocation (the “Revised Allocation”) so as to report any matters related to the Allocation that require updating (including adjustments to the Purchase Price) to be consistent with the agreed allocation. Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including IRS Form 8594, in a manner consistent with the Allocation or, if applicable, the Revised Allocation, and will not take, or permit their respective Affiliates to take, any position inconsistent with such Allocation (or Revised Allocation) unless required to do so by applicable Law, or a “determination within the meaning of Section 1313(a)(i) of the Code.

8.5 Assistance and Cooperation. From and after the Closing Date, Sellers and Buyer shall:

(a) assist (and cause their respective Affiliates to assist), to the extent reasonably requested by the other Party, in preparing any Tax Returns;

(b) cooperate fully as and to the extent reasonably requested by the other Party in preparing for any audit, litigation, contest, dispute, negotiation, or other proceeding regarding Taxes of the Company or the Subsidiaries; and

(c) make available to the other Party and to any Taxing Authority, as reasonably requested, all relevant information, records, and documents relating to Taxes or Tax Returns of the Company or the Subsidiaries (including, without limitation, information necessary to file Tax Return extensions and make estimated Tax payments).

8.6 Transfer Taxes. The Parties do not anticipate that any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes will arise as a result of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the transactions contemplated by this Agreement, the payment of any and all such Transfer Taxes shall be borne by Buyer. The Parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Sellers’ Closing Conditions. The obligation of Sellers to proceed with the Closing is subject, at the option of Sellers, to the satisfaction on or prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by Sellers in writing to the extent permitted by applicable Law:

(a) Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Buyer contained in Sections 4.3 and 11.2(A) shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on and as of the Closing Date and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Officer’s Certificate. Sellers shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in paragraph (a) of this Section 9.1 have been satisfied.

(c) Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 10.3.

(d) No Action. On the Closing Date, no Action (excluding any such matter initiated by Sellers or any of their Affiliates) shall be pending or threatened before any court or other Governmental Authority seeking to temporarily restrain (by means of a temporary restraining order), enjoin or otherwise prohibit or make illegal the consummation of the Closing or recover damages from Sellers, the Company or any Subsidiary resulting therefrom.

(e) HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

(f) Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5, and (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims shall not exceed an amount equal to ten percent (10%) of the Purchase Price.

(g) Casualty Value. The aggregate Casualty Value on account of all Casualty Losses occurring after the date hereof and prior to the Closing does not exceed an amount equal to ten percent (10%) of the Purchase Price.

9.2 Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by Buyer in writing to the extent permitted by applicable Law:

(a) Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of each Seller and the Company (A) contained in Sections 4.1 and 4.2 (including Section 4.2(d), but excluding any other representations or warranties of either or both Sellers set forth in Section 12.1(b), Section 12.1(c) and

Section 12.1(d) or relating to any amendment or supplement to schedules to such representations and warranties provided pursuant to Section 7.8) shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), except in the case where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Material Adverse Effect or Seller Material Adverse Effect) would not be reasonably expected to result in the incurrence of Covered Liabilities by the Company or the Buyer in excess of $50,000,000 or have a Material Adverse Effect or Seller Material Adverse Effect and (B) set forth in Section 12.1(b) (other than Section 4.2(d)) and Section 12.1(c) or relating to any amendment or supplement to schedules to such representations and warranties provided pursuant to Section 7.8 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), and (ii) covenants and agreements of Sellers and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Officer’s Certificates. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of each Seller, to the effect that the conditions set forth in paragraph (a) of this Section 9.2 have been satisfied.

(c) Closing Deliveries. On or prior to the Closing Date, Sellers shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Sellers pursuant to Section 10.2.

(d) No Action. On the Closing Date, no Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or other Governmental Authority seeking to temporarily restrain (by means of a temporary restraining order), enjoin or otherwise prohibit or make illegal the consummation of the Closing or recover damages from Buyer, the Company or any Subsidiary resulting therefrom.

(e) HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

(f) Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5 and (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims shall not exceed an amount equal to ten percent (10%) of the Purchase Price.

(g) Release of Obligations and Encumbrances. So long as Buyer complies with its obligations set forth in Section 3.2, concurrently with Closing, (i) all obligations of the Company and the Subsidiaries under the Company Loans shall be released and terminated and (ii) all security interests and other Encumbrances granted in respect of the Interests or any of the Assets, in each case securing the obligations under the Company Loans, shall be released and terminated.

(h) Casualty Value. The aggregate Casualty Value on account of all Casualty Losses occurring after the date hereof and prior to the Closing does not exceed an amount equal to ten percent (10%) of the Purchase Price.

(i) Material Adverse Effect. A Material Adverse Effect shall not have occurred since the date of this Agreement.

(j) Preferential Rights; Consents to Transfer. Sellers shall have obtained, and shall have caused the Company and the Subsidiaries to obtain, all of the necessary consents to assign and waivers of Preference Rights described on Schedule 4.2(i).

ARTICLE X

CLOSING

10.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Central Time, at the offices of Fulbright & Jaworski LLP, 1301 McKinney, Suite 5100, Houston, Texas, or at such other time or place as Sellers and Buyer may otherwise agree in writing.

10.2 Sellers’ Closing Obligations. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a) an Assignment of Interests, substantially in the form attached hereto as Exhibit 10.2(a) (the “Assignment of Interests”);

(b) the officer’s certificates referred to in Section 9.2(b);

(c) a Certificate of Non-Foreign Status, substantially in the form attached hereto as Exhibit 10.2(c);

(d) the resignations (or evidence of removal) of each officer, manager and director of the Company and each Subsidiary, effective as of the Closing Date;

(e) evidence of the redemption or cancellation of the Class B Units;

(f) so long as Buyer complies with its obligations set forth in Section 3.2, release(s), in form and substance reasonable satisfactory to Buyer, releasing the Company and the Subsidiaries from any obligation or liability under the Company Loans and releasing all Encumbrances on the Interests and the Assets securing obligations under the Company Loans;

(g) a preliminary settlement statement setting forth the calculation of the Estimated Purchase Price (incorporating any changes agreed to by Buyer and Sellers pursuant to Section 3.4(a));

(h) each of the Note Documents to which Sellers are a party, or, if the Note Documents are not finalized by the Closing, the Note Term Sheet in lieu thereof;

(i) a certificate of existence and good standing of each of the Company and the Subsidiaries issued by the respective Secretary of State of its State of formation and dated no earlier than five (5) days prior to the Closing Date;

(j) a Transition Services Agreement, substantially in the form attached hereto as Exhibit 10.2(j) (the “Transition Services Agreement”);

(k) a Guaranty, executed by the Affiliate of LRMH party thereto and in the form attached hereto as Exhibit 10.2(k) (the “Guaranty”); and

(l) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Sellers to Buyer at the Closing.

10.3 Buyer’s Closing Obligations. At Closing, Buyer shall (i) deliver written instructions to the Escrow Agent directing it to immediately wire transfer to Sellers an amount equal to the Performance Deposit (together with all interest and other amounts earned thereon) in immediately available funds to the account or accounts as provided in Section 3.2(a), (ii) deliver, or cause to be delivered, the Adjusted Cash Amount to Sellers in immediately available funds to the bank account or accounts as provided in Section 3.2(b), (iii) pay to Wells Fargo Bank, on behalf of the Company, the Credit Facility Amount in immediately available funds to the bank account or accounts as provided in Section 3.2(b), (iv) pay to Wells Fargo Capital, on behalf of the Company, the Term Loan Amount in immediately available funds to the bank account or accounts as provided in Section 3.2(b), (v) if required by Section 3.5, pay to the Escrow Agent the Security Escrow Deposit, and (vi) execute and deliver, or cause to be executed and delivered, to Sellers the following:

(a) the Assignment of Interests;

(b) the officer’s certificate of Buyer referred to in Section 9.1(b);

(c) each of the Note Documents to which Buyer or any of its Affiliates is a party, or, if the Note Documents are not finalized by the Closing, the Note Term Sheet in lieu thereof executed by Mountaineer Energy Holdings LLC;

(d) the Transition Services Agreement;

(e) the Guaranty; and

(f) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Sellers at the Closing.

ARTICLE XI

LIMITATIONS

11.1 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND IT IS UNDERSTOOD THAT, SUBJECT TO AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER IS TAKING THE INTERESTS, THE COMPANY, THE SUBSIDIARIES AND THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS AGREEMENT AND THE RIGHTS OF THE BUYER TO OBTAIN INDEMNIFICATION AS PROVIDED HEREIN FOR BREACHES THEREOF, SELLERS HEREBY (A) EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (I) THE VALUE, QUALITY OR CONDITION OF THE INTERESTS, THE COMPANY, THE SUBSIDIARIES OR THE ASSETS (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ASSETS, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (II) ANY INFRINGEMENT BY SELLERS, THE COMPANY, THE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (B) NEGATE ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS IN THE ASSETS OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLERS AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

11.2 Texas Deceptive Trade Practices Act Waiver. BUYER (A) REPRESENTS AND WARRANTS TO SELLERS THAT IT (I) IS ACQUIRING THE INTERESTS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE INTERESTS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO SELLERS; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41, ET SEQ., TO THE MAXIMUM EXTENT IT CAN DO SO UNDER LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE ANY PORTION OF THE ASSETS IS LOCATED OR TO WHICH THE ASSETS ARE SUBJECT.

11.3 Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 13.2, THE RECOVERY BY ANY PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION THAT ARE, FOR THE AVOIDANCE OF DOUBT, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS HEREUNDER. FOR PURPOSES OF THE FOREGOING, ACTUAL DAMAGES MAY, HOWEVER, INCLUDE INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES TO THE EXTENT (I) THE INJURIES OR LOSSES RESULTING IN OR GIVING RISE TO SUCH DAMAGES ARE INCURRED OR SUFFERED BY A PERSON WHICH IS NOT A SELLER INDEMNIFIED PERSON, A BUYER INDEMNIFIED PERSON OR AN AFFILIATE OF ANY OF THE FOREGOING AND (II) SUCH DAMAGES ARE RECOVERED AGAINST AN INDEMNIFIED PERSON BY A PERSON WHICH IS NOT A SELLER INDEMNIFIED PERSON, A BUYER INDEMNIFIED PERSON OR AN AFFILIATE OF ANY OF THE FOREGOING. THIS SECTION 11.3 SHALL OPERATE ONLY TO LIMIT A PARTY’S LIABILITY AND SHALL NOT OPERATE TO INCREASE OR EXPAND ANY CONTRACTUAL OBLIGATION OF A PARTY HEREUNDER OR CAUSE ANY CONTRACTUAL OBLIGATION OF A PARTY HEREUNDER TO SURVIVE LONGER THAN PROVIDED IN SECTION 12.1.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

12.1 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing as provided in this Section 12.1. Each representation, warranty,

covenant and agreement made herein shall terminate and cease to be of further force and effect as of the date after Closing as is expressly stipulated in this Section 12.1 for the survival thereof. Following such date stipulated in this Section 12.1 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following such date stipulated in this Section 12.1 for survival; provided, however, that any matters so asserted, claimed, made or filed on or prior to such date shall survive and remain in full force and effect until the resolution of such matter pursuant to this Article XII. It is expressly agreed that the terms and provisions of:

(a) Article IV (except as provided in Sections 12.1(b), 12.1(c), 12.1(d) and 12.1(e)) shall survive the Closing and remain in full force and effect for a period of twelve (12) months from the Closing Date;

(b) Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(e), Section 4.1(f), Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.2(z), Section 4.3(a), Section 4.3(b), Section 4.3(c) and Section 4.3(f) shall survive the Closing and remain in full force and effect indefinitely;

(c) Section 4.2(m) shall survive the Closing and remain in full force and effect until the expiration of thirty (30) days after the applicable statute of limitations;

(d) Section 4.2(u) shall survive the Closing and remain in full force and effect for a period of thirty-six (36) months from the Closing Date;

(e) With respect to the contracts and agreements of the nature described in (f), (g) and (h) in the definition of “Material Contracts” in Appendix A, the first sentence of Section 4.2(l) shall survive the Closing and remain in full force and effect for a period of six (6) months from the Closing Date; and

(f) the covenants and agreements of Sellers, the Company and Buyer in this Agreement required to be performed (i) on or before the Closing shall survive the Closing and remain in full force and effect for a period of twelve (12) months from the Closing Date and (ii) after the Closing shall survive the Closing and remain in full force and effect indefinitely.

In addition, the definitions set forth in Appendix A to this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 12.1 shall survive the Closing and remain in full force and effect to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.

12.2 Indemnification By Buyer. Subject to the provisions of Sections 11.3, 12.1 and 12.4, from and after the Closing, Buyer shall indemnify and hold harmless Sellers, Sellers’ Affiliates, each of Sellers’ and their Affiliates’ respective past, present and future directors, officers, managers, employees, consultants and agents, and each of the directors, officers, managers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all (a) Covered

Liabilities resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement which is expressly set forth in this Agreement on the part of (i) Buyer or (ii) the Company on and after the Closing and (b) Taxes allocated to Buyer pursuant to Section 8.3.

12.3 Indemnification By Sellers. Subject to the provisions of Article XI and Sections 12.1, 12.4 and 12.5, from and after the Closing, the Sellers, severally and not jointly, shall indemnify and hold harmless Buyer, Buyer’s Affiliates, each of Buyer’s and its Affiliates’ respective present and future directors, officers, managers, employees, consultants and agents, and each of the directors, officers, managers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all (a) Seller Retained Liabilities, (b) Taxes allocated to Sellers pursuant to Section 8.3, and (c) Covered Liabilities resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement which is expressly set forth in this Agreement on the part of (i) a Seller or (ii) the Company prior to the Closing.

12.4 Indemnification and Defense Procedures. A Person which is entitled to be indemnified under Sections 5.1, 7.11(b), 7.12, 12.2 or 12.3 is herein referred to as an “Indemnified Person” and the Party which is obligated to indemnify an Indemnified Person under Sections 5.1, 7.11(b), 7.12, 12.2 or 12.3 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person. All claims for indemnification under Sections 5.1, 7.11(b), 7.12, 12.2 and 12.3 shall be asserted and resolved as follows:

(a) If a third-party claim for which an Indemnified Person is entitled to indemnity under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyer or Sellers intend to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, then the Party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, as the case may be. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is materially prejudiced thereby; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third-party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Party seeking indemnity hereunder. Within thirty (30) days after receipt of any Claim Notice (the “Election Period”) from a Party, the Indemnifying Party shall notify the Party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, as the case may be, with respect to such third-party claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third-party claim; provided that, if the Indemnifying Party fails to so notify the Party who sent the Claim Notice during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third-party claim.

(b) If the Indemnifying Party notifies the Party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, as the case may be, (ii) will indemnify the Indemnified Party therefrom (subject to the provisions and limitations of Article XI and this Article XII) and (iii) elects to assume the defense of such Indemnified Person with respect to such third-party claim, then, subject to satisfaction of the Litigation Condition as set forth below, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third-party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 12.4(b). Without limiting the other requirements set forth herein for the Indemnifying Party to have the right to defend such third-party claim, the Indemnifying Party shall have the right to defend such third-party claim only if such third-party claim does not involve criminal liability and seeks only money damages and not equitable relief (the “Litigation Condition”). To the extent that the Indemnifying Party has the right to defend such third-party claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third-party claim in a manner) without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, further, that no such consent of the Indemnified Party shall be required with respect to any such settlement agreement (or settling or comprising of any such third-party claim in a manner) which does not provide for or result in any payment by or liability of the Indemnified Person of or for any damages or other amount, any lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person, any sanction or restriction upon the conduct of any business by the Indemnified Person or any equitable remedies against the Indemnified Person. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to use reasonable efforts to cooperate with the Indemnifying Party and its counsel in contesting any such third-party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Person, if the Indemnified Person is a Buyer Indemnified Person, or a Seller Indemnified Person, if the Indemnified Person is a Seller Indemnified Person). The Indemnified Person may participate in, but not control, any defense or settlement of any third-party claim controlled by the Indemnifying Party pursuant to this

Section 12.4(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation; provided that if the Indemnified Person reasonably concludes that the Indemnifying Party and the Indemnified Person have conflicting interests or different defenses available with respect to such third-party claim, then such reasonable costs and expenses of the Indemnified Person shall be at the expense of the Indemnifying Party (provided that the Indemnifying Party shall only be responsible for the fees and expenses of one firm of legal counsel for the Indemnified Person, plus applicable local counsel). The prosecution of the defense of a third-party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third-party claim.

(c) If the Litigation Condition is not met or if the Indemnifying Party (i) fails to notify the Party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 12.4(b) or (ii) elects to defend the Indemnified Person pursuant to Section 12.4(b) but fails to prosecute the defense of (or to settle) the third-party claim with reasonable diligence, then the Indemnifying Party shall not have the right to defend the third-party claim and the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third-party claim by all appropriate proceedings. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third-party claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 12.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) If an Indemnified Person is entitled to indemnity under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3 for a claim or other matter which does not involve a third-party claim, and if Buyer or Sellers intend to seek indemnity for itself or on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, then the Party electing to seek indemnity on behalf of itself or an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s reasonable estimate of the amount of damages attributable to such claim or other matter and the basis for the Indemnified Person’s entitlement to indemnification under Sections 5.1, 7.11(b), 7.12, 12.2 and/or 12.3, as the case may be. If the Indemnifying Party does not notify the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be deemed to have disputed such claim.

12.5 Sellers’ General Liability Limitations.

(a) Notwithstanding anything contained to the contrary in this Agreement:

(i) In no event shall Sellers’ aggregate liability arising out of or relating to Section 12.3 with respect to a breach by either or both Sellers of any representation or warranty made by either or both Sellers in this Agreement (excluding any representations or warranties of either or both Sellers set forth in Section 12.1(b) and Section 12.1(c)) exceed an amount equal to ten percent (10%) of the Purchase Price; provided further, that in no event shall Sellers’ aggregate liability arising out of or relating to Section 12.3 exceed an amount equal to the Purchase Price;

(ii) Sellers shall not be required to indemnify any Person under Section 12.3 with respect to a breach of any representation or warranty made by either or both Sellers in this Agreement (excluding any representations or warranties of either or both Sellers set forth in Section 12.1(b) and Section 12.1(c)) unless and to the extent the aggregate amount which would otherwise be payable by Sellers thereunder with respect to all such breaches exceeds an amount equal to one percent (1%) of the Purchase Price (the “Deductible Amount”), and in such event, Sellers shall be responsible for only the amount in excess of the Deductible Amount; and

(iii) No Buyer Indemnified Person who is otherwise entitled to indemnification under Section 12.3(a) shall be entitled to indemnification from any Seller pursuant thereto unless Buyer (on behalf of itself or such other Buyer Indemnified Person) asserts a claim in accordance with the procedures set forth in Section 12.4 on or before the first anniversary of the Closing Date.

(b) The amount of any Covered Liabilities for which indemnification is provided under this Article XII shall be net of any amounts actually recovered by an Indemnified Person under any agreements for insurance, indemnification, guarantee or similar assurances in favor of the Company or any Subsidiary or which may be included in the Assets with respect to such Covered Liabilities (net of any reasonable out-of-pocket expenses and any increase in insurance premiums incurred in connection with such recovery). Buyer shall use and shall cause each of its Affiliates to use its commercially reasonable efforts to recover under such agreements for insurance, indemnification, guarantee or similar assurances for any Covered Liabilities for which it is seeking indemnification under this Agreement. If Buyer receives any amounts under applicable agreements for insurance, indemnification, guarantee or similar assurances, subsequent to an indemnification payment (in any manner contemplated by Section 12.5(c)) by Sellers, then Buyer shall promptly reimburse Sellers for such indemnification payment up to the amount received by Buyer, net of any reasonable out-of-pocket expenses and any increase in insurance premiums incurred by Buyer in collecting such amount. Furthermore, the amount of any Covered Liabilities for which indemnification is provided pursuant to Section 12.3 shall be computed net of any Tax credits or other Tax benefits actually realized by a Buyer Indemnified Person in the taxable year in which such Covered Liabilities are incurred or the succeeding taxable year.

(c) Notwithstanding anything herein provided to the contrary, if a payment obligation is owed by a Seller to a Buyer Indemnified Person on account of the indemnification obligations contained in Section 12.3, such payment shall be made in the following manner: (i) if the Note has not been paid in full, then the then outstanding principal balance of the Note shall be reduced by the amount owed by such Seller pursuant hereto; (ii) if the Note has been paid in full or to the extent the amount owed by such Seller pursuant to Section 12.3 exceeds the then outstanding principal balance of the Note and a Security Escrow Deposit exists, Sellers and Buyer shall provide joint written instructions to the Escrow Agent directing it to disburse to such Buyer Indemnified Person out of the Security Escrow Fund an amount equal to the difference (or, if the Note has been paid in full, the total amount owed by such Seller to such Buyer Indemnified Person pursuant to Section 12.3); and (iii) if no Security Escrow Deposit exists (or the amount of the Security Escrow Fund is less than the amount owed by such Seller to such Buyer Indemnified Person pursuant to Section 12.3 that has not been funded by a reduction in the outstanding principal balance of the Note), such Seller shall be obligated to pay the amount owed by it that is not funded in the manner provided in clause (i) and (ii) above in cash to such Buyer Indemnified Person. Any reduction to the principal balance of the Note pursuant to clause (i) above shall be effective as of the date such payment obligation on account of the indemnification obligations contained in Section 12.3 is determined to be owed by such Seller to a Buyer Indemnified Person and shall be evidenced in writing executed and promptly delivered by Sellers to Buyer.

12.6 Exclusive Remedy. Except as provided in Section 7.6 and other than for common law, actual fraud that is established by a Party to have occurred, Sellers and Buyer acknowledge and agree that from and after the Closing Date, the indemnification provisions of this Article XII are the sole and exclusive remedy of Sellers and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of either Seller or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Sellers do hereby release, acquit and forever discharge all Buyer Indemnified Persons and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Persons from any such other remedies.

ARTICLE XIII

TERMINATION; REMEDIES

13.1 Termination.

(a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i) By the mutual written consent of Sellers and Buyer;

(ii) By Sellers or Buyer, upon delivery of written notice to the other Party, if the Closing has not occurred by 5:00 p.m., Central Time, on October 15,

2014 (the “Termination Effective Time”); provided, that the failure to consummate the transactions contemplated hereby on or before such time did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to Closing;

(iii) By Sellers or Buyer, upon delivery of written notice to the other Party, if any Governmental Authority shall have issued any injunction, order or Action temporarily restraining (by means of a temporary restraining order), enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby and such injunction, order or Action shall have become a Final Order;

(iv) By Sellers, upon delivery of written notice of termination to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the Closing condition set forth in Section 9.1(a) would not be satisfied and such breach or failure to perform has not been waived by Sellers or cured by Buyer on or before the earlier of (1) thirty (30) days after receipt by Buyer of written notice thereof or (2) the Termination Effective Time, or, if such breach or failure to perform is incapable of being cured by Buyer, by the Termination Effective Time; provided, however, that Sellers shall not be entitled to terminate this Agreement pursuant to this Section 13.1(a)(iv) if any Seller or the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.2(a);

(v) By Buyer, upon written notice of termination to Sellers, if any Seller or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the Closing condition set forth in Section 9.2(a) would not be satisfied and such breach or failure to perform has not been waived by Buyer or cured by Sellers or the Company, as applicable, on or before the earlier of (1) thirty (30) days after receipt by Sellers of written notice thereof or (2) the Termination Effective Time, or, if such breach or failure to perform is incapable of being cured by Sellers or the Company, as applicable, by the Termination Effective Time; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.1(a)(v) if Buyer is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a);

(vi) By Sellers, upon delivery of written notice of termination to Buyer, if the condition set forth in Section 9.1(f) shall not be satisfied as of the Termination Effective Time;

(vii) By Buyer, upon delivery of written notice of termination to Sellers, if the condition set forth in Section 9.2(f) shall not be satisfied as of the Termination Effective Time; or

(viii) By Buyer or Sellers, upon delivery of written notice of termination to the other Party, if the aggregate value on account of all Casualty Losses occurring after the date hereof and prior to the Closing exceeds ten percent (10%) of the Purchase Price.

(b) Effect of Termination. Without limiting Sellers’ or Buyer’s respective remedies and rights in regard to the Performance Deposit under Section 13.2, in the event of termination of this Agreement by Sellers, on the one hand, or Buyer, on the other hand, pursuant to Section 13.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon become void; provided, however, Buyer will continue to be bound by its obligations set forth in Article V and Section 7.11(b) following such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. Notwithstanding the foregoing, the provisions of this Section 13.1(b), Section 13.2 and Article XIV of this Agreement shall survive any termination of this Agreement.

13.2 Remedies.

(a) Sellers’ Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is terminated by Sellers pursuant to Section 13.1(a)(iv), then Sellers shall be entitled to receive, without waiving or releasing Buyer’s obligations under Article V and Section 7.11(b), the Performance Deposit (together with all interest and other amounts earned thereon) (and Buyer shall promptly deliver written instructions to the Escrow Agent directing it to promptly release same to Sellers), as liquidated damages. Except for the remedy provided in Section 13.2(c), such remedy shall be Sellers’ sole and exclusive remedy for such failure (including against the Financing Parties), all other remedies being expressly waived by Sellers. If the Closing does not occur for any reason, (i) Sellers and their Affiliates will not seek to recover any money damages or seek any other remedy against any Financing Party or any Related Party with respect to this Agreement, the Financing contemplated to be provided by the Financing Parties or any of the other transactions contemplated hereby and (ii) the Financing Parties and the Related Parties will not seek to recover any money damages or seek any other remedy against any Seller or its Affiliates with respect to this Agreement, the Financing contemplated to be provided by the Financing Parties or any of the other transactions contemplated hereby. Sellers and Buyer agree upon the Performance Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Sellers and Buyer agree that such amount is a reasonable estimate of Sellers’ loss in the event of any such failure by Buyer.

(b) Buyer’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is terminated other than by Seller pursuant to

Section 13.1(a)(iv), Buyer shall be entitled to receive back the Performance Deposit (together with all interest and other amounts earned thereon) (and Sellers shall promptly deliver written instructions to the Escrow Agent directing it to promptly release same to Buyer). Except for the remedy provided in Section 13.2(c), such remedy shall be Buyer’s sole and exclusive remedy for such failure, all other remedies being expressly waived by Buyer.

(c) Specific Performance. So long as this Agreement has not been terminated, each of Buyer and Sellers shall be entitled to enforce specific performance of this Agreement. Without waiving or releasing Buyer from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to this Section 10.3(c) shall not require Buyer to make a false statement in the officer’s certificate of Buyer. Without waiving or releasing Sellers from any of their other representations, warranties, covenants and agreements contained herein, specific performance with respect to this Section 10.2(c) shall not require either Seller to make a false statement in the officer’s certificate of such Seller.

ARTICLE XIV

MISCELLANEOUS

14.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original and when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

14.2 Governing Law.

(a) EXCEPT AS OTHERWISE PROVIDED IN SECTION 14.12, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF. SUBJECT TO SECTION 14.11, JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HOUSTON, TEXAS, AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN HOUSTON, TEXAS (INCLUDING PURSUANT TO SECTION 7.6) OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. SUBJECT TO SECTION 14.11 (WHICH SHALL NOT APPLY TO DISPUTES BROUGHT AGAINST A FINANCING PARTY), EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO A FINANCING OR THE PERFORMANCE THEREOF SHALL BE THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND NO PARTY WILL BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST THE FINANCING PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY OTHER COURT.

14.3 Entire Agreement. This Agreement (including the Confidentiality Agreement) and the appendix, schedules and exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the Parties or any of them with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referenced herein.

14.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees, accountant fees and the expense of title examination, shall be borne by the Party incurring same.

14.5 Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (b) sent by facsimile, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid or one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt); provided that, notice received by facsimile after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Sellers shall be addressed as follows:

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Attention: Lance A. Lauck

Facsimile: (303) 831-3988

and

LR–Mountaineer Holdings, L.P.

1111 Bagby Street, Suite 4600

Houston, Texas 77002

Attention: Anu Mehta

Facsimile: (713) 292-9557

with a copy, before Closing (which shall not constitute notice) to:

PDC Mountaineer, LLC

120 Genesis Boulevard

Bridgeport, West Virginia 26330

Attention: Deward W. Gerdom, Jr.

Facsimile: (304) 808-0913

and

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski LLP

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Deborah A. Gitomer

Facsimile: (713) 651-5246

or at such other address or to such other facsimile number and to the attention of such other Person as Sellers may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

PDC Mountaineer Holdings, LLC

6031 Wallace Road Ext.

Wexford, Pennsylvania 15090

Attention: Robert Kozel

Facsimile: (800) 428-0981

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Corporate/Securities Section

Facsimile: (713) 238-7245

or at such other address or to such other facsimile number and to the attention of such other Person as Buyer may designate by written notice to Sellers.

14.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or delegable by either Party without the express written consent of the non-assigning or non-delegating Party, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Buyer may assign its right, title and interest in and to this Agreement to a purchaser of all or substantially all of the equity interests or assets of Buyer or the Company, in which case Buyer shall nonetheless remain responsible for the performance of all of its obligations under this Agreement.

14.7 Amendments and Waivers. Except as contemplated by Section 7.8, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought; provided, that notwithstanding anything to the contrary in this Agreement, Section 13.2(a), Section 14.2, Section 14.3, this Section 14.7, Section 14.9 and Section 14.12 (and the related definitions of this Agreement) to the extent they relate to the Financing Parties may not be amended, modified or supplemented in a manner that is adverse to the Financing Parties, without the prior written consent of the Financing Parties (which shall not be unreasonably withheld, conditioned or delayed). Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.8 Appendix, Schedules and Exhibits. The appendix and all schedules and exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

14.9 Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Buyer, Sellers and their respective successors and permitted assigns and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third-party beneficiary of this Agreement; provided that the Financing Parties shall be deemed third-party beneficiaries of Section 13.2(a), Section 14.2, Section 14.3, Section 14.7, Section 14.9 and Section 14.12 to the extent such sections relate to the Financing Parties. Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to Section 12.4; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a Party to this Agreement.

14.10 Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal, unenforceable or void in any respect under any Law, this Agreement shall be deemed amended to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so amended, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.11 Disputes.

(a) Except as provided in Section 3.4(b), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitration panel shall be entered in accordance with Section 14.2.

(b) The Parties shall use commercially reasonable efforts to select an arbitration panel composed of a sole arbitrator by mutual agreement within fifteen (15) days of the AAA’s notice of the filing of the Demand for Arbitration. If the Parties are not able to agree to a sole arbitrator then, within twenty (20) days of the AAA’s notice of the filing of the Demand for Arbitration, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. The Parties acknowledge and agree that any arbitrator who is selected in connection with a dispute involving title matters shall have not less than ten (10) years’ experience in resolving oil and gas title defects and shall be bound by the terms of Article VI.

(c) The place of arbitration shall be Houston, Texas.

(d) Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitration panel in accordance with the Commercial Arbitration Rules of the AAA, which determination shall be conclusive.

(e) The arbitration award shall be made within sixty (60) days of the appointment of the arbitration panel, and the arbitration panel shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by order of the arbitrator(s) if necessary.

(f) The award shall be in writing and shall be signed by the sole arbitrator if the arbitration panel is composed of a sole arbitrator, or shall be signed by a majority of the arbitrators if the arbitration panel is composed of three arbitrators. The award shall include a statement setting forth the reasons for the disposition of any claim. The arbitrator(s) shall not decide as amiable compositeur or ex aequo et bono unless the Parties have expressly authorized the arbitrator(s) to do so.

(g) Each Party shall bear its own costs and expenses and an equal share of the arbitration panel and administrative fees of the arbitration.

(h) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 14.11, AND HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT RECOURSE TO COURTS IN ACCORDANCE WITH SECTION 14.2 FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDERS OF THE ARBITRATION PANEL, AS THE CASE MAY BE, ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 14.11 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES, INCLUDING PURSUANT TO SECTION 7.6.

14.12 Certain Agreements With Respect to Financing Parties. EACH OF THE PARTIES AGREE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES, AND REPRESENTATIVES (COLLECTIVELY, THE “RELATED PARTIES”) THAT (A) THE FINANCING PARTIES AND THEIR RESPECTIVE CURRENT, FORMER OR FUTURE EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES OR REPRESENTATIVES AND EACH OF THEIR SUCCESSORS AND ASSIGNS SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS BY SELLERS AND THEIR RELATED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN CONNECTION WITH THE FINANCING, OR THE PERFORMANCE OF SERVICES BY SUCH FINANCING PARTIES OR THEIR AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE FOREGOING WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, IN EACH CASE, WHETHER ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE BY ANY FINANCING PARTY OR ANY RELATED PARTY AND (B) THE PARTIES AND THEIR RELATED PARTIES SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS BY THE FINANCING PARTIES AND THEIR RESPECTIVE CURRENT, FORMER OR FUTURE EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES OR REPRESENTATIVES AND EACH OF THEIR SUCCESSORS AND ASSIGNS ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 14.12 SHALL LIMIT THE RIGHTS OR OBLIGATIONS THAT BUYER AND ITS RELATED PARTIES ARE OWED BY OR HAVE TO, AS THE CASE MAY BE, THE FINANCING PARTIES PURSUANT TO ANY

COMMITMENT LETTER, RELATED FEE LETTER OR ANY DEFINITIVE DOCUMENTATION IN RESPECT OF THE FOREGOING. EACH OF THE PARTIES HERETO AGREES THAT, SECTION 14.2 NOTWITHSTANDING, THIS PROVISION SHALL BE INTERPRETED, AND ANY ACTION RELATING TO THIS PROVISION, WHETHER SOUNDING IN CONTRACT OR TORT, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

14.13 Time of Essence. Time is of the essence in this Agreement.

14.14 Amendment and Restatement of Company LLC Agreement. Sellers agree, on their own behalf and on behalf of their Affiliates, that following and effective as of the Closing, Buyer as the sole owner of all of the issued and outstanding membership interest of the Company will have the right to amend and modify the terms and provisions of the Company LLC Agreement as Buyer desires or deems appropriate, and that none of Sellers or their Affiliates shall have any continuing rights or obligations under the Company LLC Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLERS:

PDC ENERGY, INC.

By:	/s/ Lance A. Lauck
Lance A. Lauck
SVP Corporate Development

LR-MOUNTAINEER HOLDINGS, L.P.

By:	Lime Rock Partners GP V, L.P., its General Partner

	By:	LRP GP V, Inc., its General Partner

		By:	/s/ J. William Franklin, Jr.
J. William Franklin, Jr.
Authorized Person

COMPANY:

PDC MOUNTAINEER, LLC

By:	/s/ Deward W. Gerdom, Jr.
Deward W. Gerdom, Jr.
Chief Executive Officer

BUYER:

PDC MOUNTAINEER HOLDINGS, LLC

By:	/s/ Robert F. Kozel
Robert F. Kozel
Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A

Attached to and made part of that certain

Purchase and Sale Agreement dated as of July 29, 2014,

by and among PDC Energy, Inc. and

LR–Mountaineer Holdings, L.P., as “Sellers”, PDC Mountaineer, LLC, as “Company”, and

PDC Mountaineer Holdings, LLC, as “Buyer”

DEFINITIONS

“AAA” shall be as defined in Section 14.11(a).

“Action” shall mean any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation or other similar formal proceeding by or before any court or other Governmental Authority or any arbitration proceeding before any arbitral tribunal.

“Adjusted Cash Amount” means the Cash Amount less (a) if a Security Escrow Deposit is created at the Closing pursuant to Section 3.5, the amount of such Security Escrow Deposit; provided, however, if no Security Escrow Deposit is so created at the Closing, the Adjusted Cash Amount shall not be so reduced and (b) the amount, if any, by which the Cash Amount exceeds the Estimated Purchase Price (incorporating any changes agreed by Buyer and Sellers pursuant to Section 3.4(a)).

“Adjusted Purchase Price” shall be as defined in Section 3.1.

“Adjustment Amount” shall mean $106,975,000, $104,435,044 of which is an amount equal to the sum of the principal and interest that was owed by the Company as of the Effective Time pursuant to the Company Loans, the calculation of which amount is set forth on Exhibit C.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person; provided that, (a) no portfolio company of funds managed by the investment adviser of the general partner of LRMH shall be considered an Affiliate of LRMH or the Company, and (b) after the Closing Date, neither the Company nor any Subsidiary shall be considered an Affiliate of either Seller and the Company and each Subsidiary shall be deemed an Affiliate of Buyer.

“Affiliate Transaction” shall be as defined in Section 4.2(aa).

“Aggregate Consideration Deficit” shall be as defined in Section 3.4(c)(i).

“Aggregate Consideration Surplus” shall be as defined in Section 3.4(c)(ii).

“Agreement” shall be as defined in the preamble hereof.

“Allocation” shall be as defined in Section 8.4.

“Assets” shall mean the property and assets of the Company and the Subsidiaries.

“Asset Taxes” means production, severance, ad valorem and similar taxes.

“Assignment of Interests” shall be as defined in Section 10.2(a).

“Balance Sheet Date” shall be as defined in Section 4.2(f).

“Benefit Plan” shall mean (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and each “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (c) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) each employment, consulting, severance pay, change in control, or other plan, arrangement, policy or commitment, and (f) any holiday or vacation practice, or workers compensation plan or program.

“Business” shall mean the business and operations of the Company and the Subsidiaries.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.

“Business Employees” shall mean (a) each employee of the Company, (b) each employee of PDCE or an Affiliate of PDCE who primarily devotes his business time in connection with the Business and (c) each Inactive Employee.

“Buyer Indemnified Persons” shall be as defined in Section 12.3.

“Buyer” shall be as defined in the preamble hereof.

“Buyer Material Adverse Effect” shall mean any event, change or effect that materially and adversely affects the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Cash Amount” means Two Hundred Sixty Three Million Twenty Five Thousand and No/100 Dollars ($263,025,000).

“Casualty Loss” means, with respect to the Assets, any destruction by fire, blowout, storm, acts of God, explosion, or other casualty (other than from the result of normal wear and tear) or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Assets or portion thereof, in each case that occurs between the date of this Agreement and the Closing Date.

“Casualty Value” shall be as defined in Section 7.9(a).

“Change of Control Amounts” means any bonus, retention bonus, consent or other fee, compensation or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that the Company or any of

Appendix A, Page 2

the Subsidiaries upon Closing will become obligated to pay to any officer, director, manager or employee as a result of the consummation of the transactions contemplated by this Agreement, regardless of whether such amounts are payable at or after Closing.

“Claim Notice” shall be as defined in Section 12.4(a).

“Class B Units” shall be as defined in the Company LLC Agreement.

“Closing” shall be the consummation of the transactions contemplated by Article X.

“Closing Date” shall mean (a) October 14, 2014, or if all conditions set forth in Article IX to be satisfied at or prior to Closing have not yet been satisfied or waived, then on the first (1st) Business Day immediately following the date on which such conditions have been satisfied or waived, or (b) such other date as may be mutually agreed to in writing by Sellers and Buyer; provided, however, that the Closing Date shall not occur prior to the expiration of the Title Examination Period.

“Closing Item Arbitrator” shall be as defined in Section 3.4(b).

“COBRA” shall mean the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar applicable Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” shall mean any entity that is a member of the same (a) controlled group of corporations (within the meaning of section 414(b) of the Code), (b) trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), (c) affiliated service group (within the meaning of section 414(m) of the Code) or (d) group required to be aggregated under section 414(o) of the Code, as PDCE.

“Company” shall be as defined in the preamble hereof.

“Company Business Employee” shall mean each employee of the Company who is a Business Employee.

“Company Debt” means (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, prepayment penalties, fees and other amounts in respect thereof; (b) all liabilities of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with GAAP; (c) liabilities of the Company and its Subsidiaries constituting an obligation to pay the deferred purchase price of property, except such liabilities related to or associated with the Subject Interests; (d) liabilities of the Company that (i) would under GAAP be shown on a Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations); (e) liabilities of the Company and its Subsidiaries (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements)

Appendix A, Page 3

consisting of an obligation to purchase or redeem securities or, in connection with sale/leaseback agreements, the property that is the subject thereof, if such liabilities arise out of or in connection with the sale or issuance of the same or similar securities or such sale/leaseback property; (f) liabilities of the Company and its Subsidiaries with respect to payments received by the Company and its Subsidiaries in consideration of oil, gas, or other minerals yet to be acquired or produced by the Company and its Subsidiaries at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received by the Company and its Subsidiaries but excluding imbalances and the undischarged balance of any production payment created by the Company and its Subsidiaries or for the creation of which the Company and its Subsidiaries directly or indirectly received payment); (g) all liabilities of the Company and its Subsidiaries for the reimbursement of any obligor on any letter of credit or banker’s acceptance; (h) other than liabilities incurred in the ordinary course of business pursuant to the contracts described in Schedule 3.3(d), all liabilities of the Company and its Subsidiaries in respect of advances from any Seller; (i) all liabilities of the types referred to in clauses (a) through (h) of the Company and its Subsidiaries for the payment of which the Company and its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such liabilities; and (j) all liabilities of the types referred to in clauses (a) through (i) of other Persons secured by (or for which the obligor of such liabilities has an existing right, contingent or otherwise, to be secured by) any encumbrance on any property or asset of the Company and its Subsidiaries (whether or not such liabilities are assumed by the Company and its Subsidiaries).

“Company LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 23, 2013.

“Company Loans” shall mean the Credit Facility and the Term Loan.

“Company Midstream Assets” shall be as defined in Section 4.2(ff).

“Confidentiality Agreement” shall be as defined in Section 5.2.

“Control” shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, fines, damages, claims, Taxes, costs and expenses (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

Appendix A, Page 4

“Credit Facility” shall mean that certain Credit Agreement dated as of April 30, 2010, among the Company, as Borrower, BNP Paribas, as Administrative Agent, Bank of Montreal, as Senior Managing Agent, and the Lenders Party thereto, as amended.

“Credit Facility Amount” shall mean the sum of all amounts required as of the Closing Date to pay in full (a) the principal of and interest on each Loan (as such term is defined in the Credit Facility), (b) any fees, premiums or penalties payable thereunder, (c) any amounts owed as reimbursement of any LC Disbursements (as such term is defined in the Credit Facility), and (d) all other amounts payable under or pursuant to the Loan Documents (as such term is defined in the Credit Facility) in order to obtain a full release and discharge from all amounts and obligations owed by the Company pursuant to the terms and conditions of the Credit Facility.

“Deductible Amount” shall be as defined in Section 12.5(a)(ii).

“Defect Deductible” shall be as defined in Section 6.2(d).

“Defensible Title” shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that: (i) with respect to each Property Subdivision described on Part II of the Property Schedule, entitles the Company or any Subsidiary, as applicable, to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in Part II of the Property Schedule; (ii) with respect to each Property Subdivision described on Part II(A) of the Property Schedule, obligates the Company or any Subsidiary, as applicable, to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in Part II(A) of the Property Schedule; (iii) with respect to each Property Subdivision described in Part II(B) of the Property Schedule, entitles the Company or any Subsidiary, as applicable, to not less than the number of Net Acres listed for such Property Subdivision in Part II(B) of the Property Schedule; and (iv) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.

“Deferred Adjustment Claim” shall be as defined in Section 6.6.

“Deferred Adjustment Claims Amount” shall be as defined in Section 6.6.

“Deferred Matters Date” shall be as defined in Section 6.6.

“Easements” means the rights-of-way, easements, leases and servitudes that are used by the Company and its Subsidiaries in the location, operation, maintenance, repair, replacement, use or ownership of the Assets.

“Effective Time” shall be as defined in Section 2.1.

“Election Period” shall be as defined in Section 12.4(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment or encumbrance.

Appendix A, Page 5

“Environmental Condition” means (a) a condition existing with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any of the Assets (or the Company or the Subsidiaries with respect to the Assets) not to be in compliance with any Environmental Law, (b) the existence, with respect to any of the Assets or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by or related to the Assets for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws, or (c) any circumstance or condition that requires correction to be in compliance with Environmental Laws. It is understood and agreed that matters of an essentially similar nature including oil spills, tank construction or equipment containing NORM found at a single site shall be collectively deemed a single incident or condition.

“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to Hazardous Materials. “Environmental Laws” shall include, but are not limited to, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Clean Water Act, 33 U.S.C. § 1251. et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq., the Toxic Substances Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Endangered Species Act, 16 U.S.C. § 1531, et seq., and the Oil Pollution Act, 33 U.S.C. § 2701, et seq.

“Environmental Permits” shall be as defined in Section 4.2(v)(iv).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account(s) maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Sellers, and the Escrow Agent contemporaneously with the execution by the Parties of this Agreement, substantially in the form attached hereto as Exhibit B.

“Estimated Purchase Price” shall be as defined in Section 3.4(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Order” means an injunction, order or Action: (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; (b) in relation to which no appeal is pending or has been granted; and (c) as to which the prescribed time for filing an appeal has expired.

“Financial Statements” shall be as defined in Section 4.2(f).

Appendix A, Page 6

“Financing” means one or more financing transactions (including registered public offerings of debt securities (or equity securities), term loan facilities and/or private placements under Rule 144A) by Buyer and/or one of its Affiliates, as borrower and/or issuer, in each case, consummated on or prior to the Closing Date.

“Financing Parties” mean any each agent, arranger, lender, investor, potential agent, potential arranger, potential lender and potential investor providing, or potentially providing, Financing and each underwriter, initial purchaser and placement agent acting in connection with any Financing, or any Affiliates, equityholders, officers, directors, employees, agents, advisors and representatives of any such Person.

“Financing Required Information shall be as defined in Section 7.16.

“Final Payment Amount” shall be as defined in Section 3.4(c).

“Final Purchase Price” shall be as defined in Section 3.4(b).

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” shall mean (a) the United States of America or any tribal authority or government, (b) any state, county, municipality or other governmental subdivision within the United States of America or any tribal authority or government, and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or any tribal authority or government or of any state, county, municipality or other governmental subdivision within the United States of America or any tribal authority or government.

“Guaranty” shall be as defined in Section 10.2(k).

“Hazardous Materials” means any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (c) radioactive materials; (d) petroleum or petroleum products (including crude oil) or any fractum or byproduct thereof; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Interests” shall mean (a) leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

Appendix A, Page 7

“Imbalance Price” means $3.88 per MMBtu.

“Inactive Employee” means a Business Employee who is on Leave and who immediately prior to the Leave primarily devoted his or her business time to the Business.

“Indemnified Claim” shall be as defined in Section 12.4(a).

“Indemnified Person” shall be as defined in Section 12.4.

“Indemnifying Party” shall be as defined in Section 12.4.

“Intellectual Property” means (a) patent rights, (b) trademark, trade name, service mark and service name rights, (c) copyrights and (d) other proprietary intellectual property rights, and all pending applications for the registration of any of the foregoing.

“Intended Tax Treatment” shall be as defined in Section 8.1.

“Interests” shall be as defined in the recitals hereof.

“Knowledge” shall mean the actual knowledge after reasonable, due inquiry by, in the case of (a) the Company, the persons listed in Part I of Schedule A-2, (b) PDCE, the persons listed in Part II of Schedule A-2, and (c) LRMH, the persons listed in Part III of Schedule A-2.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority or common law.

“Leave” shall mean any absence from active employment (other than due to vacation or jury duty) under any type of leave for which the Business Employee is entitled to reinstatement upon completion of the leave under the applicable leave policies of PDCE or the Company, as applicable.

“Liabilities” means any liabilities, obligations or commitments.

“Litigation Condition” shall be as defined in Section 12.4(b).

“LRMH” shall be as defined in the preamble hereof.

“Marcellus Zone” shall mean, (a) with respect to Property Subdivisions located in the Commonwealth of Pennsylvania, the correlative stratigraphic equivalent to that 300-foot thick zone above the top of the Onondaga formation as seen in (i) the TER–EX, Inc. Well (API No. 37–129–21883) from the top of the Onondaga formation at the measured depth of 7,455 feet up to the measured depth of 7,155 feet and (ii) the Dominion Well (API No. 37–063–35988) from the top of the Onondaga formation at the measured depth of 7,640 feet up to the measured depth of 7,340 feet, and (b) with respect to Property Subdivisions located in the State of West Virginia, the stratigraphic equivalent of the formation found at the measured depth of 5,439 feet to the measured depth of 6,875 feet as seen in the James P. Boring Well (API No. 470330052700).

Appendix A, Page 8

“Material Adverse Effect” shall mean any fact, event, circumstance, change, development or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the Business, the Assets and the financial condition of the Company and the Subsidiaries, taken as a whole, or (b) materially and adversely affects the ability of Sellers to consummate the transactions contemplated by this Agreement, but shall exclude any event, change or effect resulting or arising from (i) any change in economic, industry, financial, market or political conditions (whether general or regional in nature or limited to any area where any Assets are located), (ii) any change in Law, regulatory policy or accounting rules, (iii) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (iv) any matter, contract or agreement set forth on an exhibit or schedule hereto, or (v) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism.

“Material Contract” shall mean, to the extent binding upon the Company, a Subsidiary or the Assets from and after Closing, any contract or agreement which is one or more of the following types:

(a) Any contract or agreement with any Affiliate of any Seller or that constitutes an Affiliate Transaction;

(b) Any contract or agreement for the sale, purchase, exchange, or other disposition of oil, gas or other hydrocarbons which is not cancelable without penalty on sixty (60) days or less prior written notice;

(c) Any area of mutual interest agreement;

(d) Any contract or agreement for the lease or rental to the Company or a Subsidiary of compressors which is not cancellable without penalty on sixty (60) days or less prior written notice;

(e) Any contract for the gathering, transportation, storing, dehydration, compression, fractionation, treating, handling, disposal or processing of hydrocarbons produced from the Assets or to which the Assets are subject and that is not cancelable by the Company or a Subsidiary without penalty on not more than sixty (60) days prior notice;

(f) Any operating agreement(s), exploration agreements, joint development agreements, unit agreements or unit operating agreements;

(g) Any farmin, participating or similar agreement to which any of the Assets are subject;

(h) Any production payment agreement related to the Assets that will be binding on the Company, the Subsidiaries or Buyer after the Closing;

Appendix A, Page 9

(i) Any contract resulting in the incurrence of any indebtedness for borrowed money;

(j) Any contract resulting in any limitation on the ability of the Company or a Subsidiary to engage in any line of business or any oil and gas exploration or production activity or otherwise compete with any Person or in any geographic area;

(k) Any guarantee, operating bonds or letter of credit pursuant to which the Company or a Subsidiary is obligated;

(l) Except for entering into oil and gas leases, any contract pursuant to which the Company has acquired or disposed of any oil and gas assets for a purchase price in excess of $500,000 since January 1, 2012;

(m) Any employment agreement of the Company or the Subsidiaries not terminable at-will;

(n) Any collective bargaining agreements of the Company or any Subsidiary with any labor union;

(o) Any contract of the Company or the Subsidiaries that requires a payment thereunder upon, or in connection with, the consummation of the transactions contemplated hereunder;

(p) Any contract of the Company or any Subsidiary that is a seismic or other geophysical acquisition or sharing agreement or license; or

(q) Except for (i) the Subject Interests, (ii) operating, unitization, pooling and communitization agreements, (iii) contracts and agreements for the sale, purchase, exchange or other disposition of oil, gas or other hydrocarbons or for the gathering, transportation, storing, dehydration, compression, fractionation, treating, handling, disposal or processing of hydrocarbons, and (iv) contracts and agreements of the nature described above in this definition of “Material Contracts”, any contract or agreement that could reasonably be expected to result in aggregate payments or receipts by the Company or a Subsidiary of more than $250,000 during the current or any subsequent calendar year.

“Negative Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (a) the aggregate make-up, prepaid or other volumes of natural gas that the Company or a Subsidiary, as applicable, was obligated, as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests attributable to such Property Subdivision after the Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent the Company or a Subsidiary, as applicable, will be entitled to receive partial payment therefor), and (b) the aggregate pipeline or processing plant imbalances or overdeliveries for which the Company or a Subsidiary, as applicable, was obligated to pay or deliver, as of the Effective Time, natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Subject Interests.

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“Negative Imbalance Adjustment Amount” means the product of (a) any Negative Imbalance multiplied by (b) the Imbalance Price.

“Net Acre” shall mean, as calculated separately with respect to each Property Subdivision described in Part II(B) of the Property Schedule, (a) the number of gross acres in the lands covered by such Property Subdivision, multiplied by (b) the lessor’s undivided percentage interest in oil or gas covered by such Property Subdivision in such lands, multiplied by (c) the Company’s or a Subsidiary’s, as applicable, Working Interest in such Property Subdivision; provided, that if items (b) and/or (c) vary as to different areas of such lands covered by such Property Subdivision, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate Property Subdivision.

“Net Acre Price” shall mean, with respect to each Property Subdivision described or referenced in Part II(B) of the Property Schedule, the net acre price set forth for such Property Subdivision in Part II(B) of the Property Schedule.

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other hydrocarbons produced and saved from or attributable to a Property Subdivision.

“Non-Operated Assets” shall mean all Assets that are not Operated Assets.

“Note” shall mean, collectively, the promissory note or notes that is/are substantially on the terms set forth in the Note Term Sheet (it being understood that, in lieu of a single promissory note being issued, a separate promissory note may be issued to each Seller which together have an aggregate principal amount equal to the principal amount of such single promissory note).

“Note Amount” shall be as defined in Section 3.2.

“Note Documents” shall mean the documents (including the Note) evidencing the financing by the Sellers of a portion of the Purchase Price as contemplated herein substantially on the terms set forth in the Note Term Sheet.

“Note Term Sheet” shall mean the term sheet attached as Exhibit D hereto.

“Operated Assets” shall mean any Assets operated by the Company or any of its Subsidiaries.

“Organizational Documents” means, as applicable, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, partnership or limited partnership agreement, certificate of formation, regulations, limited liability company agreement, operating agreement and each other contract or instrument (i) pursuant to which a Person is established and organized, or (ii) which establishes the governance of such Person.

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“Parties” shall mean Sellers and Buyer and “Party” shall mean either Sellers or Buyer.

“PDCE” shall be as defined in the preamble hereof.

“PDCE Business Employees” means each employee of PDCE who is a Business Employee.

“PDCE Plan” shall mean each Benefit Plan that is or was sponsored, maintained, contributed to or required to be contributed to by PDCE or by any Commonly Controlled Entity.

“PDCE Policies” shall be as defined in Section 7.14.

“Performance Deposit” shall be as defined in Section 3.2.

“Permits” shall mean all licenses, permits, approvals, certificates and other authorizations issued by Governmental Authorities.

“Permitted Encumbrances” shall mean any of the following matters:

(a) All agreements, instruments, documents, liens, encumbrances, and other matters which are described on Schedule A-1;

(b) (i) Undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

(c) Any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(d) Any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(e) All Preference Rights and Transfer Requirements, but only to the extent such Preference Rights and Transfer Requirements are not triggered by the transactions contemplated by this Agreement or, if triggered by the transactions contemplated by this Agreement, such (i) Transfer Requirements have been complied with or obtained or are not customarily complied with or obtained in transactions of this nature until following the closing of same, or (ii) in the case of Preference Rights, an appropriate notice of such Preferential Right has been made to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right;

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(f) Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the Company’s or any Subsidiary’s, as applicable, operation of the portion of the Assets burdened thereby;

(g) Any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any A.A.P.L. Model Form Operating Agreement;

(h) All agreements and obligations relating to imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production;

(i) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of the Company or any Subsidiary, as applicable, in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule or increase the Working Interest of the Company or any Subsidiary, as applicable, in such Property Subdivision above the Working Interest shown therefor in Part II of the Property Schedule without a proportionate increase in the Net Revenue Interest of the Company or any Subsidiary, as applicable;

(j) All liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset;

(k) Rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units or other properties included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not, as to a particular Property Subdivision, decrease the Company’s or any Subsidiary’s, as applicable, Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule;

(l) The terms and conditions of all the Subject Interests and contracts and agreements relating to the Subject Interests, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, gas balancing agreements and area of mutual interest agreements, to the extent such terms and conditions do not, as to a particular Property Subdivision, decrease the Company’s or any Subsidiary’s, as applicable, Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II of the Property Schedule; and

(m) Rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive an assignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest.

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“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

“Positive Imbalance” shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (a) the aggregate make-up, prepaid or other volumes of natural gas that the Company or any Subsidiary, as applicable, was entitled, as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Hydrocarbon Interests (other than the Subject Interests) attributable to such Property Subdivision after the Effective Time, and (b) the aggregate pipeline or processing plant imbalances or underdeliveries for which the Company or any Subsidiary, as applicable, was entitled to receive, as of the Effective Time, natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Subject Interests.

“Positive Imbalance Adjustment Amount” means the product of (a) any Positive Imbalance, multiplied by (b) the Imbalance Price.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire the Interests or the Assets or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of the Interests or the Assets or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Schedule” shall mean Exhibit A attached to and made a part of this Agreement.

“Property Subdivision” shall mean each well, well location, or lease described or referenced in Part II of the Property Schedule, provided, however, that with respect to each well location described or reference in Part II(A) of the Property Schedule and each lease described or referenced in Part II(B) of the Property Schedule, such Property Subdivision shall be limited to such well location or lease insofar as it covers the Marcellus Zone.

“Purchase Price” shall be as defined in Section 3.1.

“Records” shall be as defined in Section 7.7(a).

“Remediation” means, with respect to an Environmental Condition, the investigation, implementation and completion of any remedial, removal, response, construction, closure, disposal, restoration or other corrective actions, including monitoring and reporting, required under Environmental Laws to correct or remove such Environmental Condition.

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“Reserve Report” shall mean that certain reserve report dated February 6, 2014, prepared by Ryder Scott Company, L.P. with respect to certain Property Subdivisions as of December 31, 2013.

“Restricted Transaction” shall be as defined in Section 7.18.

“Revised Allocation” shall be as defined in Section 8.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Escrow Deposit” shall be as defined in Section 3.5.

“Security Escrow Fund” shall be as defined in Section 3.5.

“Sellers” shall be as defined in the preamble hereof.

“Seller Indemnified Persons” shall be as defined in Section 12.2.

“Seller Material Adverse Effect” shall mean any event, change or effect that materially and adversely affects the ability of such Seller to consummate the transactions contemplated by this Agreement.

“Seller Retained Liabilities” means (a) all liabilities of the Company or the Subsidiaries with respect to personal injury or death occurring prior to the Effective Time, (b) any liability associated with the non-payment of royalties and overriding royalties to which the (i) Operated Assets, and (ii) Non-Operated Assets, but only to the extent that the Company has elected to take its share of production in-kind in such Non-Operated Assets, are subject that are attributable to periods prior to the Effective Time, (c) all liabilities for Change of Control Amounts and (d) any liability related to the employment by the Company or any of the Subsidiaries (including for any Benefit Plans) for any Person employed by the Company or the Subsidiaries who is not a Transferred Employee to the extent related to any period prior to Closing; provided that Seller Retained Liabilities shall not include any liability to the extent an amount therefor is taken into account as a reduction of the Purchase Price pursuant to this Agreement.

“Seller Title Credit” shall be as defined in Section 6.4.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Interests” shall mean all right, title and interest of the Company and each Subsidiary in, to or under any and all Hydrocarbon Interests, including the Hydrocarbon Interests described or referred to in the Property Schedule.

“Subsidiaries” shall mean PA PDC, LLC, a Delaware limited liability company, PDC Mountaineer Operating, LLC, a Delaware limited liability company, and Seneca–Upshur Petroleum, LLC, a West Virginia limited liability company.

Appendix A, Page 15

“Tax Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (ii) all interest, penalties, fines, additions to tax imposed by any taxing authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Termination Effective Time” shall be as defined in Section 13.1(a)(ii).

“Term Loan” shall mean that certain Second Lien Credit Agreement dated as of July 2, 2013, among the Company, as Borrower, Wells Fargo Energy Capital, as Administrative Agent, and the Lenders Party thereto, as amended.

“Term Loan Amount” shall mean the sum of all amounts required as of the Closing Date to pay in full (a) the principal of and interest on each Loan (as such term is defined in the Term Loan), (b) any fees, premiums or penalties payable thereunder, and (c) all other amounts payable under or pursuant to the Loan Documents (as such term is defined in the Term Loan) in order to obtain a full release and discharge from all amounts and obligations owed by the Company pursuant to the terms and conditions of the Term Loan.

“Title Defect Amount” shall be as defined in Section 6.2(d).

“Title Defect Property” shall be as defined in Section 6.2(c).

“Title Defect” shall be as defined in Section 6.3.

“Title Examination Period” shall be as defined in Section 6.2(a).

“Title Materials” shall be as defined in Section 5.1.

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein.

“Transfer Taxes” shall be as defined in Section 8.6.

“Transferred Employees” shall be as defined in Section 7.11(b).

Appendix A, Page 16

“Transition Services Agreement” shall be as defined in Section 10.2(j).

“USA PATRIOT Act” shall be as defined in Section 4.2(ii).

“Wells Fargo Bank” shall mean Wells Fargo Bank, N.A., as Administrative Agent.

“Wells Fargo Capital” shall mean Wells Fargo Energy Capital, Inc., as Administrative Agent.

“Working Interest” shall mean the fraction or percentage of costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Property Subdivision.

Appendix A, Page 17